Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

INTERNATIONAL MANUFACTURING AND PP&S AGREEMENT

This INTERNATIONAL MANUFACTURING AND PP&S AGREEMENT (“Agreement”) is made and entered into effective as of July 1, 2010 (the “Effective Date”) by and between, on one hand, WEA International Inc., a Delaware corporation with its principal place of business at 75 Rockefeller Plaza, New York, NY 10019 (“WMI”), and on the other hand, Cinram International Inc., a Canadian corporation with its principal place of business at 2255 Markham Road, Scarborough, Ontario M1B 2W3, Canada (“Cinram International Inc.”), Cinram GmbH, a German limited liability company with its principal place of business at Max-Planck-Strasse 1-9, 52477 Alsdorf, Germany (“Cinram GmbH”), and Cinram Operations UK Limited, a UK limited company with its principal place of business located at 2 Central Avenue, Ransomes Europark, Ipswich, Suffolk IP3 9SL U.K. (“Cinram Operations UK Limited”) (Cinram International Inc., Cinram GmbH, and Cinram Operations UK Limited, individually and collectively, “Cinram”). Each capitalized term used in this Agreement but not defined herein has the meaning ascribed to such term in the Exhibits hereto.

WHEREAS WMI and Cinram GmbH entered into that certain INTERNATIONAL MANUFACTURING AND PACKAGING AGREEMENT dated as of October 24, 2003 (the “Original Effective Date”), as amended (the “International Manufacturing Agreement”), pursuant to which Cinram GmbH provided certain manufacturing, packaging and related services to WMI in certain countries outside of the United States; and

WHEREAS WMI and Cinram GmbH entered into that certain INTERNATIONAL PICK, PACK AND SHIPPING SERVICES AGREEMENT dated as of Original Effective Date, as amended (the “International PP&S Agreement”), pursuant to which Cinram GmbH provided certain pick, pack, shipping and related services to WMI in certain countries outside of the United States; and

WHEREAS WMI and Cinram desire to supersede the International Manufacturing Agreement and the International PP&S Agreement with a single consolidated agreement that governs the provision of manufacturing, packaging, pick, pack, shipping and related services to WMI in certain countries outside of the United States.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, WMI and Cinram hereby agree as follows:

1. Performance of Services; Subcontracting. Cinram shall perform the Services (as defined in Exhibit A (M&P Terms) and Exhibit B (PP&S Terms) hereto) in accordance with the terms and conditions of this Agreement. Cinram may not subcontract or delegate this Agreement or its rights or obligations under this Agreement to any other member of the Cinram Group or any third party without WMI’s prior written consent, which WMI may grant or withhold in its sole discretion, and any such subcontracting or delegation shall not relieve Cinram of its obligations hereunder. If WMI grants such consent with respect to a particular member of the Cinram Group or third party, such Cinram Group member or third party shall be deemed to be an “Approved Subcontractor” for purposes of this Agreement. Cinram shall cause each Approved Subcontractor to abide by the terms and conditions of this Agreement applicable to Cinram (regardless of whether such Approved Subcontractor is expressly covered by such terms and conditions). Cinram shall be fully responsible and liable for the acts and omissions of any Cinram subcontractor, including without limitation all Approved Subcontractors. If any Approved Subcontractor takes any action or omits to take any action that would be deemed to be a breach of this Agreement if such action or omission were or were not taken by Cinram, then: (a) Cinram shall immediately notify WMI thereof; (b) upon notice to Cinram from WMI, Cinram shall immediately cease providing any Materials or other WMI property to such subcontractor and permitting such subcontractor to perform Cinram’s obligations hereunder, and such entity shall cease to be an Approved Subcontractor for purposes of this Agreement; and (c) Cinram shall be deemed to be in breach of this Agreement as if such action or omission were or were not taken by Cinram.

2. Warranties, Representations, Covenants and Indemnities.

(a) Cinram (i) warrants, represents and/or covenants, as the case may be, that: (A) Cinram has the right, power and authority to enter into and fully perform this Agreement and to legally bind those entities on behalf of which it is entering into this Agreement; (B) no agreement of any kind heretofore entered into by Cinram shall interfere in any manner with the complete performance of this Agreement; (C) subject to WMI’s warranties and representations set forth below, any items prepared by or otherwise furnished by Cinram in connection with Components or Products (and the manufacture, sale, offer for sale, import, and export, and use thereof) and Cinram’s performance of Services hereunder will not violate any law or infringe upon the rights of any party; (D) Cinram has all necessary rights in and to the Vision Tools (as defined in Exhibit A (M&P Terms)) to grant WMI the rights granted hereunder, and the Vision Tools will not violate any law or infringe upon the rights of any party; and (E) the Vision Tools shall be free from viruses, worms, Trojan horses, and other harmful code and components; and (ii) on its own behalf and on behalf of each of the other members of the Cinram Group, represents, warrants and/or covenants, as the case may be, that: (A) in the event of any CCAA, Chapter 11, ancillary proceedings or other insolvency filing by or in respect of Cinram or any other member of the Cinram Group, or an application for the appointment of a receiver, interim receiver, provisional liquidator, liquidator, by or in respect of Cinram or any other member of the Cinram Group, or a notice of intention or proposal is filed by or in respect of Cinram or any other member of the Cinram Group (collectively a “Filing,” and all such proceedings therein, a “Filing Proceeding”), it and they shall not support or propose and shall oppose any order in any Filing Proceeding that has the effect of limiting WMI’s rights under Section 3(b) of this Agreement (or any subsequent amendment thereto) that the Permitted Exclusion Percentages be ** for the then-current calendar year and the remainder of the Term, or that limits WMI’s right to terminate the Term and/or WEA’s right to terminate the term of the US/Canada Manufacturing and PP&S Agreement; (B) the Long-Term Debt (as defined in Section 5(b)(vi) below) is the only outstanding debt obligation (excluding capitalized lease obligations, trade payables, accrued but unpaid royalties, purchase money security interests and non-speculative hedging obligations all of which are incurred in the ordinary course of business) of the Cinram Group that is in excess of ** (individually or in the aggregate) and neither Cinram nor any member of the Cinram Group shall incur any other such indebtedness other than a refinancing of the Long-Term Debt; (C) no Inventory, Products, Components or Source Materials are or shall be subject to any security interest, lien, claim, assignment, transfer, pledge, hypothecation or other encumbrance (excluding any security interests held or otherwise placed by WEA in or on such materials); (D) neither Cinram nor any member of the Cinram Group shall incur or suffer to exist any security interest, lien, assignment, transfer, pledge, hypothecation or other encumbrance on any of its assets that is in excess of ** in the aggregate other than encumbrances incurred in the ordinary course for capitalized lease obligations and purchase money security interests and any security granted to the holders of the Long-Term Debt; and (E) Cinram shall provide prior written notice to WEA of its intent to effect a Permitted Conversion no less than ten (10) days prior to mailing the proxy circular to unitholders of the Fund, such written notice to include the draft of the proxy circular.

(b) Cinram agrees to and does hereby indemnify, save and hold WMI and its Affiliates, and each of their respective officers, directors and employees (collectively, for the purposes of this Section 2(b) only, “WMI”) harmless to the maximum extent permitted by law from any and all loss and damage (including court costs and reasonable attorneys’ fees as and when incurred) arising out of, connected with or as a result of: (i) any inaccuracy, inconsistency with, failure of, or breach or threatened breach by Cinram, any other member of the Cinram Group, or any Approved Subcontractor or other subcontractor of any of the foregoing, of any warranty, representation, agreement, undertaking or covenant contained in this Agreement; (ii) the occurrence of any Termination Event (as defined below); and/or (iii) any and all damages or injuries of any kind or nature whatsoever (including death resulting therefrom) to any persons, whether employees of Cinram or otherwise, and to any property caused by, resulting from, arising out of or occurring in connection with the execution of the work under this Agreement (including as a result of any product liability claims), whether such damages or injuries are or are alleged to be based upon Cinram’s active or passive negligence or participation in the wrong or upon any breach of any statutory duty or obligation on the part of Cinram (except to the extent such damages or injuries directly result from any act of WMI’s employees located at Cinram’s facilities and are not otherwise covered by the property insurance Cinram is required to maintain hereunder as set forth on Schedule G to Exhibit A (M&P Terms) hereto or Schedule D to Exhibit B (PP&S Terms) hereto, or result from a breach of any warranty, representation, agreement, undertaking or covenant of WMI contained herein). The foregoing indemnity shall be applicable only to such claims as have been reduced to judgment or settled with Cinram’s written approval. WMI shall give Cinram prompt notice of any claim to which the foregoing indemnity applies and Cinram shall assume the defense of any such claim through counsel of Cinram’s choice and at Cinram’s sole expense; provided, however, that the relevant law on Civil Procedure provides for this procedure. WMI shall have the right to participate in such defense through counsel of WMI’s choice and at WMI’s expense; provided, however, that the relevant law on Civil Procedure provides for this procedure.

(c) WMI warrants, represents and/or covenants, as the case may be, that: (i) WMI has the right, power and authority to enter into and fully perform this Agreement and to legally bind those entities on behalf of which it is entering into this Agreement; (ii) no agreement of any kind heretofore entered into by WMI shall interfere in any manner with the complete performance of this Agreement; and (iii) Material embodied in Products and Components as supplied by WMI shall not violate any law or infringe upon the rights of any third party. As used herein, “Material” shall include all musical compositions, names, biographical materials and likenesses, photographic, video or motion picture images, sound recordings, intellectual properties, packaging and artwork.

(d) WMI agrees to and does hereby indemnify, save and hold Cinram and its Affiliates, and each of their respective officers, directors and employees (collectively, for the purposes of this Section 2(d) only, “Cinram”) harmless to the maximum extent permitted by law from any and all loss and damage (including court costs and reasonable attorneys’ fees as and when incurred) arising out of, connected with or as a result of: (i) any inaccuracy, inconsistency with, failure of, or breach or threatened breach by WMI of any warranty, representation, agreement, undertaking or covenant contained in this Agreement; and/or (ii) any and all damages or injuries of any kind or nature whatsoever (including death resulting therefrom) to any persons, whether employees of Cinram or otherwise, and to any property caused by, resulting from, arising out of or occurring in connection with any act of WMI’s employees located at Cinram’s facilities, except to the extent such damages and injuries are covered by the property insurance Cinram is required to maintain hereunder as set forth on Schedule G to Exhibit A (M&P Terms) hereto or Schedule D to Exhibit B (PP&S Terms) hereto; and/or (iii) any products liability claims arising under Exhibit A (M&P Terms) hereto for manufacturing defects directly related to Products not manufactured by Cinram, any Affiliate of Cinram or on behalf of Cinram. The foregoing indemnity shall be applicable only to such claims as have been reduced to judgment or settled with WMI’s written approval. Cinram shall give WMI prompt notice of any claim to which the foregoing indemnity applies and WMI shall assume the defense of any such claim through counsel of WMI’s choice and at WMI’s sole expense; provided, however, that the relevant law on Civil Procedure provides for this procedure. Cinram shall have the right to participate in such defense through counsel of Cinram’s choice and at Cinram’s expense; provided, however, that the relevant law on Civil Procedure provides for this procedure.

3. Term; Breach, Cure and Termination; Post-Term Procedures.

(a) Term. The initial term of this Agreement shall commence on the Effective Date and expire on January 31, 2014, subject to earlier termination in accordance with the other terms and conditions of this Agreement (the “Initial Term”). WMI shall have the option to renew the term of this Agreement for up to two (2) additional one (1)-year periods (each, a “Renewal Term”) by providing written notice to Cinram at least ninety (90) days prior to the end of the Initial Term or first Renewal Term, as applicable (the Initial Term and any Renewal Term(s), collectively, the “Term”).

(b) Termination Events. Following any Termination Event (as defined below) or any other material breach of this Agreement by Cinram, irrespective of whether any notice has been provided to WMI and even where WMI did not discover that such Termination Event or breach occurred until after a filing of bankruptcy or a similar proceeding by a particular member of the Cinram Group: (i) the Permitted Exclusion Percentages set forth in Exhibit A (M&P Terms) and Exhibit B (PP&S Terms) hereto shall automatically (and without the requirement of any notice or action of any kind) be amended to **, which amended Permitted Exclusion Percentages shall apply for the then-current calendar year and the remainder of the Term; and (ii) WMI may by written notice to Cinram at any time (as long as such notice is provided to Cinram no later than six (6) months after Cinram notifies WMI in writing of such Termination Event or breach) terminate the Term in whole or in part. Cinram shall provide WMI with written notice immediately upon, and in any event no later than two (2) business days after, it knows or becomes aware of (or should have known or become aware of) the occurrence of any Termination Event, and failure to provide such notice to WMI shall itself be deemed to be a Termination Event. Each Termination Event shall be deemed to be a material breach of this Agreement that is incapable of cure, and any material breach of this Agreement that is not a Termination Event shall (except as otherwise provided in this Agreement) be subject to a cure period of forty-five (45) days following written notice to Cinram of such breach. Each of the following shall be deemed to be a “Termination Event” for purposes of this Agreement:

(i)	Willful and Malicious Breaches. Any willful and malicious breach by Cinram of any material provision of this Agreement.

(ii)	Failures With Respect to M&P Services. With respect to Exhibit A (M&P Terms), each of the following:

(A) over any ten (10) day period, Cinram failing to meet any Service Level Requirement that is identified on Schedule A to Exhibit A (M&P Terms) by a “+” for at least ** of Products and/or Components Ordered;

(B) over any one (1)-month period, Cinram failing to meet any Service Level Requirement that is identified on Schedule A to Exhibit A (M&P Terms) by a “+” for at least ** of Products and/or Components Ordered;

(C) over any three (3)-month period, Cinram failing to meet any Service Level Requirement that is identified on Schedule A to Exhibit A (M&P Terms) by a “+” for at least ** of Products and/or Components Ordered;

(D) over any six (6)-month period, Cinram failing to meet any Service Level Requirement that is identified on Schedule A to Exhibit A (M&P Terms) by a “+” for at least ** of Products and/or Components Ordered;

(E) over any twelve (12)-month period, Cinram failing to meet any Platinum Release Date with respect to more than ** of Products or Components Ordered ** or more times in the aggregate; and/or

(F) over any six (6)-month period, Cinram failing to meet any Key Release Date with respect to more than ** of Products or Components Ordered ** or more times in the aggregate.

(iii)	Failures With Respect to PP&S Services. With respect to Exhibit B (PP&S Terms), each of the following:

(A) over any ten (10) day period, Cinram failing to meet the Service Level Requirements for at least ** Units of Products Ordered;

(B) over any one (1)-month period, Cinram failing to meet any Service Level Requirement that is identified on Schedule A to Exhibit B (PP&S Terms) hereto by a “†” for at least ** Units of Products Ordered;

(C) over any three (3)-month period, Cinram failing to meet any Service Level Requirement that is identified on Schedule A to Exhibit B (PP&S Terms) hereto by a “†” for at least ** Units of Products Ordered;

(D) over any six (6)-month period, Cinram failing to meet any Service Level Requirement that is identified on Schedule A to Exhibit B (PP&S Terms) hereto by a “†” for at least ** Units of Products Ordered;

(E) over any twelve (12)-month period, Cinram failing to meet any Platinum Release Date with respect to more than ** of Products Ordered ** or more times in the aggregate; and/or

(F) over any six (6)-month period, Cinram failing to meet any Key Release Date with respect to more than ** of Products Ordered ** or more times in the aggregate.

(iv)	Defaults. Any “Default” or “Event of Default” by any member of the Cinram Group under the Existing Credit Agreement or any other debt agreements to which it is a party or to which it may become a party; provided, however, that any default with respect to obligations (A) incurred in the ordinary course of business, (B) not in respect of borrowed money and (C) aggregating not in excess of ** at any one time outstanding, shall not constitute a Default or Event of Default for purposes of this Section 3(b) (iv) as long as any such default does not result in any cross default in any debt agreement for borrowed money such that that particular debt is also in default.

(v)	Misrepresentation. Any member of the Cinram Group commits any (A) material misrepresentation related to its public disclosure obligations and/or with respect to the Existing Credit Agreement or any other material debt agreements that was not corrected within twenty-four (24) hours of making such misrepresentation via a means reasonably designed to provide broad, non-exclusionary distribution to the public (e.g., a press release, Form 8-K, or so-called “material change report”), or (B) fraud.

(vi)	**

(vii)	**

(viii)	Change in Normal Course Conduct of Business. Cinram or any Affiliate of Cinram that provides Optical Disc manufacturing, packaging or distribution services ceases or threatens to cease conducting business in the normal course.

(ix)	Destruction of Assets. A portion of any assets used in providing any services hereunder are damaged, lost, or destroyed, which has a material adverse impact on Cinram’s ability to perform its services hereunder.

(x)	Change of Control. Any Change of Control (provided that WMI’s termination of the Term based solely on this Section 3(b)(x) shall require written notice to Cinram no later than nine (9) months following the later to occur of (A) such Change of Control or (B) written notice to WMI from a member of the Cinram Group that a Change of Control has occurred).

(xi)	Insolvency Event. Any Insolvency Event.

(xii)	Recorded Music Major Transaction. Any Recorded Music Major Transaction (provided that WMI’s termination of the Term based solely on this Section 3(b)(xii) shall require six (6) months’ prior written notice to Cinram).

(xiii)	Breach of certain representations, warranties and covenants. Cinram or any member of the Cinram Group shall default in the observance or performance of any representation, warranty, agreement, covenant or condition contained in Section 2(a)(ii) above; provided that notwithstanding anything to the contrary in Section 3(b) above, Section 2(a)(ii)(B) and 2(a)(ii)(D) are subject to a cure period of thirty (30) days following such breach and Section 2(a)(ii)(C) and 2(a)(ii)(E) is subject to a cure period of five (5) days following such breach.

(c) Liabilities Prior to Termination. Any termination of the Term under this Section 3 will not relieve Cinram of liability for breaches hereof arising prior to such termination nor shall it relieve WMI from any liability to pay for Services rendered prior to such termination.

(d) Post-Term Procedures.

(i)

Upon the expiration or termination of the Term, Cinram shall immediately cause the cessation of all Services hereunder and shall have no further rights or obligations with respect to Products hereunder except as provided herein, and the International Transition Agreement (as defined below) shall thereafter apply; provided, however, that upon WMI’s request, Cinram shall fill any then-currently outstanding orders for units of Components and Products pursuant to the terms of this Agreement and the Exhibits hereto. Within ten (10) business days following the expiration or termination of the Term, Cinram shall provide WMI with a list of all Source Materials and units of Components and Products (as applicable) in Cinram’s possession or control on such date. The mere expiration or termination of the Term shall not affect any obligations of WMI to pay for Services rendered by Cinram under this Agreement prior to such expiration or termination or any other obligation that is expressly provided herein to survive the expiration or termination of such Term.

(ii)	The following sections of this Agreement shall survive any expiration or termination of the Term: Sections 1, 2, 4, 5, 6 (in accordance with its terms), 7(c), and 8; this Section 3; and any provisions of this Agreement that by their nature are intended to survive expiration or termination of the Term.

(e) Cross-Termination. Notwithstanding anything to the contrary in this Agreement or any other agreement between WMI or its Affiliates and Cinram or any other member of the Cinram Group, and irrespective of whether otherwise expressly provided herein or in such other agreement(s), any right for WMI to terminate the Term and/or for WEA to terminate the term of the US/Canada Manufacturing and PP&S Agreement, in whole or in part, shall automatically be deemed to include the right for WMI or WEA (as applicable) to terminate the term of the other such agreement, in whole or in part, upon written notice to Cinram.

4. Motion to Assume or Reject. In the event a bankruptcy or insolvency case is commenced by or against Cinram, Cinram shall decide whether to (a) assume or (b) reject, disclaim or resiliate this entire Agreement, and shall either notify WMI of its decision or, to the extent required by law, file a motion to obtain court approval of its decision, in each case within forty-five (45) days of the entry of the order for relief in such case, which motion and court order approving same shall be in form and substance reasonably satisfactory to WMI. Cinram shall diligently prosecute any such motion.

5. Remedies.

(a) If WMI purports to terminate the Term under Section 3 hereof, then each party hereto shall have the right to seek any remedy or other relief available under applicable law (except as limited by the terms of this Agreement), and each party hereto shall have the right to assert any defenses available under applicable law; provided, however, that under no circumstances shall any party from whom WMI obtains services in substitution for any or all Services to be provided hereunder have any liability whatsoever to Cinram arising out of or related to any actual or purported termination of the Term by WMI, even if in violation of this Agreement, and Cinram shall take no action against any such party in connection with the provision of such services by such party to WMI.

(b) Without limiting Section 5(a) above, the parties acknowledge and agree that: (i) WMI’s rights to exercise and enforce the rights, restrictions, limitations and qualifications imposed in Sections 1, 4, and 6 of this Agreement and Exhibit A (M&P Terms) and Exhibit B (PP&S Terms) to this Agreement are of a special, unique, extraordinary and intellectual character, giving them a peculiar value the loss of which by WMI (A) cannot be readily estimated, or adequately compensated for, in monetary damages and (B) would cause WMI substantial and irreparable harm for which it would not have an adequate remedy at law, and (ii) WMI accordingly will be entitled to equitable relief against Cinram (including without limitation temporary restraining orders, preliminary and permanent injunctive relief, and specific performance), in addition to all other remedies that WMI may have, to enforce the terms and conditions of such Sections of and Exhibits to this Agreement and protect its rights hereunder. Except as otherwise provided herein, the rights and remedies of WMI and Cinram provided under this Agreement are cumulative and in addition to any other rights and remedies of the parties at law or equity.

6. Confidentiality.

(a) Each of Cinram and WMI shall, and shall cause its Affiliates, and its and its Affiliates’ directors, officers, employees and agents (each, a “Recipient”) to, maintain in confidence the material terms of this Agreement, except that (i) WMI may disclose this Agreement on a confidential basis in connection with a potential Recorded Music Major Transaction, to a potential assignee permitted hereunder or to Affiliates of WMI as may be necessary in the ordinary course of business, and (ii) Cinram may disclose this Agreement on a confidential basis to its lenders under the Long-Term Debt or to Affiliates of Cinram as may be necessary in the ordinary course of business (provided, that in each case any such disclosure shall be limited to those persons who agree to be bound by the provisions of this Section 6). The restriction in the preceding sentence shall not apply to information that: (A) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (B) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient; (C) becomes available to such Recipient on a non-confidential basis from a source other than any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (D) is independently developed by such Recipient without reference to confidential information received from any other party; (E) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (E) shall notify the other party at least five (5) days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; (F) is required to be disclosed by any listing agreement with, or the rules or regulations of, any security exchange on which securities of such Recipient or any of its Affiliates are listed or traded; or (G) is required to be disclosed by a party in order to perform its obligations under the Agreement; provided, that any such disclosure shall be limited to those persons who have a need to know such information and who agree to be bound by the provisions of this Section 6. No party hereto shall make a press release or public announcement concerning this Agreement without the prior written consent of the other party hereto.

(b) Cinram shall, and shall cause its Affiliates, and its and its Affiliates’ directors, officers, employees and agents to, maintain in confidence all information that: (i) is in its or their possession by reason of Cinram’s performance of Services hereunder; and (ii) relates to the Products (including, without limitation, shipment and return volumes, shipping destinations, pricing information and other terms of sale). WMI shall, and shall cause its Affiliates, and its and its’ Affiliates’ directors, officers, employees and agents to, maintain in confidence all information that: (x) is in its or their possession by reason of Cinram’s performance of Services hereunder; and (y) relates to the pricing, methods of manufacture or distribution or other proprietary information of Cinram. The restrictions in the two preceding sentences shall not apply to information that: (A) becomes generally available to the public other than as a result of disclosure by such Recipient contrary to this Agreement; (B) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient; (C) becomes available to such Recipient on a non-confidential basis from a source other than any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation; (D) is independently developed by such Recipient without reference to confidential information received from any other party; (E) is required to be disclosed by applicable law or legal process, provided that any Recipient disclosing pursuant to this clause (E) shall notify the other party at least five (5) days prior to such disclosure so as to allow such other party an opportunity to protect such information through protective order or otherwise; or (F) is required to be disclosed by any listing agreement with, or the rules or regulations of, any security exchange on which securities of such Recipient or any of its Affiliates are listed or traded. Notwithstanding anything to the contrary above, WMI and its Affiliates shall be permitted to disclose any information on a confidential basis in connection with a potential Recorded Music Major Transaction, to a potential assignee permitted hereunder or to third parties and WMI Affiliates as may be necessary in the ordinary course of business (provided, that any such disclosure shall be limited to those persons who agree to be bound by the provisions of this Section 6).

(c) The obligations of WMI and Cinram under Sections 6(a) and 6(b) above shall survive for three (3) years following the expiration or termination of the Term.

7. Force Majeure.

(a) If because of an “act of God”, inevitable accident, fire, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy or other cause of a similar nature not reasonably within Cinram’s control (a “Force Majeure Event”), Cinram is materially hampered in the performance of its obligations under this Agreement or its normal business operations are delayed or become impossible or commercially impracticable, then Cinram shall have the option, by giving WMI written notice, to suspend its obligations under this Agreement solely with respect to those M&P Services, PP&S Services and/or any other Services, in each case, that are affected by such Force Majeure Event, effective upon receipt by WMI of such notice, for the duration of any such contingency. Should Cinram suspend its obligations under this Agreement pursuant to this Section 7(a) with respect to any M&P Services, PP&S Services and/or any other Services, such suspension shall not constitute a breach hereunder and Cinram shall not be subject to price rebates under Section 15 of Exhibit A (M&P Terms) with respect to any occurrences during the pendency of any such suspension of M&P Services, or price rebates under Section 14 of Exhibit B (PP&S Terms) with respect to any occurrences during the pendency of any such suspension of PP&S Services. Immediately upon Cinram’s assertion of its right to suspend its obligations with respect to M&P Services, PP&S Services and/or any other Services under this Agreement, WMI shall have the right to manufacture, package, and/or distribute, as the case may be, Products itself or through third parties during the pendency of such suspension (for purposes of clarity, WMI shall be permitted to use third-party vendors to provide M&P Services, PP&S Services and/or any other Services to the extent affected by such Force Majeure Event for any or all of the total volume of Products hereunder during the pendency of the Force Majeure Event). Further, should Cinram suspend its obligations under this Agreement, and in addition to any other rights of WMI hereunder, WMI shall, on and from the date which is twelve (12) months after the occurrence of (which may be earlier than Cinram’s assertion of suspension under) a Force Majeure Event, have the right, in its sole discretion, to (i) terminate the Term in whole or in part by notice in writing to Cinram, or (ii) require Cinram to implement its Disaster Recovery Plan with respect to the services that are affected by such Force Majeure Event; in each case, unless prior to the date of such termination or requirement, Cinram has by notice in writing to WMI ended the suspension of Cinram’s obligations under this Agreement. For the avoidance of doubt, should WMI exercise its right of termination under this Section 7(a), no cure period shall be associated with Cinram’s failure to perform its obligations hereunder. No liability or obligation of Cinram under any provision hereof, other than those affected by a Force Majeure Event, shall be in any way limited or forgiven as a result of any Force Majeure Event. For the avoidance of doubt, no Termination Event shall, in itself, be deemed to constitute a Force Majeure Event.

(b) In addition, within twenty-four (24) hours of becoming aware of any circumstance or event which may reasonably be anticipated to cause or constitute a Force Majeure Event, Cinram shall notify WMI of such circumstance or event. For the avoidance of doubt, such notice shall not constitute an assertion by Cinram of its right to suspend its obligations hereunder.

(c) If for any reason, Cinram is unable to provide any Services hereunder in connection with any Order(s) for a period exceeding twenty-four (24) hours and such inability is reasonably likely to result in Cinram being unable to meet the Service Level Requirements set forth herein, WMI shall have the right to immediately contract with a third party to provide all or any portion of such services for such period of time as may be reasonably necessary for WMI to obtain the services required to fulfill any such Order(s). Once WMI is reasonably satisfied that Cinram is again able to provide the required Services, WMI shall return the contracted Services to Cinram as soon as it is reasonably able to do so; provided, however, that the return of such Services to Cinram shall be subject to any reasonable commitment WMI has made to the applicable third party that such Services would remain with such third party for a period of time. Cinram shall reimburse WMI upon demand for any and all incremental out-of-pocket charges that WMI reasonably incurs as a result of transferring its Services under this Section 7(c).

8. Miscellaneous.

(a) Waiver. Any party to this Agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or (iii) waive compliance with any of the agreements or conditions of the other party hereto contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either hereto party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(b) Assignment. Cinram shall not have the right without WMI’s prior written consent (which consent may be granted or withheld in the sole discretion of WMI) to assign this Agreement or any of the rights granted to Cinram hereunder, in whole or in part; provided, however, that Cinram shall be permitted to assign this Agreement to any wholly owned subsidiary of Cinram International Inc. (provided, further, that Cinram has given WMI prior written notice of such assignment, and that notwithstanding such assignment, Cinram at all times shall remain directly and fully responsible and liable to WMI for the performance of all Services and for all of its representations, warranties and obligations, including without limitation indemnification obligations, hereunder). WMI shall have the right without Cinram’s consent to assign this Agreement, in whole or in part, to any subsidiary, parent company or Affiliate of WMI, or to any third-party acquiring all or substantially all of WMI’s assets or equity; provided, however, that, in each case, notwithstanding such assignment, WMI at all times shall remain directly and fully liable to Cinram for the performance of the obligations of WMI hereunder.

(c) No Solicitation. During the Term and for a period of ** thereafter, neither Cinram nor any of Cinram’s Affiliates may offer employment to any Employee or offer manufacturing, packaging, distribution, pick, pack and ship or similar services to any Distributed Label without the prior written approval of WMI. For purposes of this Section 8(c), “Employee” shall mean any United States employee at the director or department head level or above of WMI (or its Affiliates); and “Distributed Label” shall mean any company whose products are then, or have within the past six (6) months been, distributed by WMI (or its Affiliates) (e.g., under a “P & D” agreement or pick, pack and ship arrangement, etc.).

(d) Further Assurances. Cinram and WMI each agree to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, each of the parties hereto and their respective permitted assigns.

(f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(f)):

WMI:

WEA International Inc

c/o WEA

75 Rockefeller Plaza

New York, New York 10019

Attn: President

Fax: (212) 258-3121

with copies to:

Warner Music Group

75 Rockefeller Plaza

New York, New York 10019

Attention: EVP & General Counsel

Fax: (212) 258-3092

Warner-Elektra-Atlantic Corporation

75 Rockefeller Plaza

New York, New York 10019

Attn: SVP, Business & Legal Affairs

Fax: (212) 275-3341

Warner Music Group

The Warner Building

28 Kensington Church Street

London W8 4EP

Attn: Chris Ancliff, General Counsel, International

Cinram:

Cinram International Inc.

2255 Markham Road

Scarborough, Ontario M1B 2W3

Canada

Attn: Steve Brown

Fax: (416) 298-0612

with a copy to:

Office of General Counsel

Cinram

860 Via de la Paz, Suite F4

Pacific Palisades, CA 90272

Attn: Howard Z. Berman, Esq.

Fax: 310-230-9969

(g) Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any federal, state, local or foreign statute, law, ordinance, regulation, code, order, other requirement or rule of law or by public policy, all other terms and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(i) No Agency. WMI and Cinram each shall have the status of an independent contractor and nothing herein contained shall contemplate or constitute WMI as Cinram’s agent or employee or Cinram as WMI’s agent or employee. This Agreement does not constitute or acknowledge any partnership or joint venture between WMI and Cinram.

(j) No Third-Party Beneficiaries. Except for the provisions of Sections 2(b) and 2(d) above relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(k) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. EXCEPT AS PROVIDED IN SECTION 12(g) OF OR SCHEDULE G TO EXHIBIT A (M&P TERMS) HERETO OR IN SCHEDULE D TO EXHIBIT B (PP&S TERMS) HERETO, ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 8(f) HEREOF. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 8(k) SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 8(k) SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF NEW YORK AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 8(k) AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PARTY OTHER THAN THE PARTIES HERETO.

(l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO: (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(l).

(m) Consents. Except as specifically provided to the contrary herein, if any consent, approval or authority is required from either party hereto, such consent, approval or authority shall not be unreasonably withheld or delayed.

(n) Limitation of Liability. **

(o) Vinyl. For the avoidance of doubt, Products in vinyl format are excluded from this Agreement, provided, however, that Cinram will perform PP&S Services for Products in vinyl format as requested by WMI.

(p) Joint and Several Liability. Cinram International Inc., Cinram GmbH, and Cinram Operations UK Limited are and shall be jointly and severally liable for all representations, warranties and obligations (including without limitation indemnification obligations) of Cinram under this Agreement.

(q) Entire Agreement; Amendment/Modification; Order of Precedence.

(i)	This Agreement, including Exhibit A (M&P Terms) and Exhibit B (PP&S Terms) hereto, all Schedules to such Exhibits, and any other appendices and attachments hereto or thereto (each of the foregoing hereby incorporated into this Agreement by this reference), contains the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, arrangements, understandings, proposals, and discussions, and any amendments thereto, between the parties to this Agreement relating to the subject matter hereof (including without limitation the International Manufacturing Agreement, the International PP&S Agreement, and the International Administrative Services Agreement). WMI and Cinram acknowledge that in addition to this Agreement, the parties hereto and/or certain of their Affiliates have entered into the US/Canada Manufacturing and PP&S Agreement, the US/Canada Transition Agreement, and the International Transition Agreement simultaneously with the execution of this Agreement.

(ii)	The International Manufacturing Agreement, the International PP&S Agreement, and the International Administrative Services Agreement are hereby terminated as of the Effective Date and shall no longer bind the parties to such agreements or the parties to this Agreement, except as otherwise expressly set forth therein or herein. Without limitation, (A) Sections 5(d), 7(b), 9, 10(f) and 16 of the US Manufacturing Agreement and Sections 6(d), 8(b), 10, 11(f) and 15 of the US PP&S Agreement shall survive the termination of such agreements, and (B) Section 8 (Post-Term Procedures) of the International Manufacturing Agreement and Section 9 (Post-Term Procedures) of the International PP&S Agreement shall not survive the termination of such agreements and shall no longer bind the parties to such agreements or the parties to this Agreement. As of the Effective Date, any Confidential Information exchanged between the parties pursuant to the International Manufacturing Agreement or the International PP&S Agreement shall be governed solely by Section 5 of this Agreement (as if such Section 5 were in effect at the time such Confidential Information was exchanged), and not by the surviving provisions of such terminated agreements.

(iii)	Except as otherwise expressly provided herein, this Agreement may not be modified or amended except in writing executed by WMI and Cinram. In the event of an otherwise irreconcilable conflict between the terms and conditions set forth in the main body of this Agreement and the terms and conditions set forth in any Exhibit hereto, the terms and conditions set forth in the main body of this Agreement shall control.

9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control”(including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the capital stock or other ownership interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock or other ownership interests, by contract or otherwise.

(b) “Change of Control” **

(c) “Cinram Group” shall mean Cinram International Inc. and its subsidiaries and Affiliates, and a “member” of the Cinram Group shall mean any such entity, and for the avoidance of doubt, includes the Permitted Holdco if it is the Continuing Corporation following a Permitted Conversion.

(d) “Existing Credit Agreement” shall mean that certain Credit Agreement dated as of May 5, 2006, as it may be amended from time to time, among Cinram International ULC, Cinram International Inc., Cinram, Inc., Ivy Hill Corporation and Cinram (U.S.) Holding’s, Inc., as borrowers, certain guarantors referred to therein, various lenders, Credit Suisse Securities (USA) LLC, as syndication agent, and JP Morgan Chase Bank, N.A., as administrative agent.

(e) “Fund” shall mean Cinram International Income Fund.

(f) “Insolvency Event” shall mean any of the foregoing: (i) the auditors of Cinram or any other member of the Cinram Group issue a qualified opinion questioning such Cinram Group member’s ability to continue operating as a going concern; (ii) indebtedness of Cinram or any other member of the Cinram Group, with an aggregate principal amount in excess of ** dollars (**), is either not paid when due (at maturity, redemption or otherwise) or is declared due prior to its stated maturity date; (iii) Cinram or any other member of the Cinram Group is unable, admits in writing its inability or fails generally to pay its debts as they become due; or Cinram or any other member of the Cinram Group is wound up, dissolved or liquidated either by act of law or otherwise; (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of Cinram or any other member of the Cinram Group or its debts or assets, and such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any such liquidation, reorganization or other relief shall be entered, or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Cinram or any other member of the Cinram Group and an order or decree approving or ordering such appointment shall be entered; (v) Cinram or any other member of the Cinram Group commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) (the “BIA”); (vi) one or more creditors file an application for a bankruptcy order against Cinram or any other member of the Cinram Group or files an assignment in bankruptcy under the BIA; (vii) Cinram or any other member of the Cinram Group files a proposal or a notice of intention to make a proposal under the BIA or commences proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) or otherwise seeks to make an arrangement, adjustment, composition, liquidation, dissolution or similar relief under the BIA, CCAA, CBCA or otherwise; or an application, motion or petition is made against Cinram or any other member of the Cinram Group seeking such relief, other than a Permitted Corporate Arrangement; (viii) any trustee in bankruptcy, interim receiver, receiver, receiver and manager, provisional liquidator, liquidator, or person with similar powers, is appointed in respect of Cinram or any other member of the Cinram Group or its assets; or an application, motion or petition is made by or against Cinram or any other member of the Cinram Group seeking such relief; (ix) Cinram or any other member of the Cinram Group files a voluntary petition in bankruptcy or receivership of any petition or answer seeking, consenting to, or acquiescing in, or the entry of any court order providing for, reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief, other than in connection with a Permitted Corporate Arrangement; (x) any creditor enforces, delivers notice of enforcement or becomes entitled to enforce against any significant part of the assets of Cinram or any other member of the Cinram Group; or any writ, warrant of attachment, execution or similar process is issued or levied against all or any significant part of the assets of Cinram or any other member of the Cinram Group; (xi) the failure of Cinram or any other member of the Cinram Group or its bankruptcy estate to move for assumption or rejection of this Agreement within five (5) days after an order for relief has been entered under Title 11 of the United States Code with respect to a petition filed by or against such Cinram Group member; or (xii) the voluntary or involuntary creation (through some action or inaction on Cinram’s or any other member of the Cinram Group’s part or behalf) of a security interest, lien, assignment, transfer, pledge or hypothecation of any Products or Inventory owned by WMI, or any of the proceeds thereof that is not removed within five (5) business days after Cinram knows or should have known the existence of such security interest, lien, assignment, transfer, pledge or hypothecation. Notwithstanding the foregoing, an Insolvency Event in connection with a particular member of the

Cinram Group that meets each and all of the conditions in subparagraph 9(b)(x)(A) to (D) above shall not be considered a Termination Event (as defined above) by such member of the Cinram Group.

(g) “International Administrative Services Agreement” shall mean that certain International Administrative Services Agreement between WMI and Cinram GmbH dated as of the Original Effective Date.

(h) “International Transition Agreement” shall mean that certain International Transition Agreement entered into of even date herewith between and among WMI, Cinram International Inc., Cinram GmbH, and Cinram Operations UK Limited.

(i) “Major” shall mean any one of the following companies: Sony Music Entertainment Inc., EMI Group Ltd. or Universal Music Group (or their successors).

(j) “Permitted Conversion” shall mean a conversion transaction effected solely to convert the Fund from an income trust structure to a corporate structure as a result of the “SIFT Rules,” where the following conditions are met: (i) the unitholders of the Fund exchange all of their units of the Fund for common shares of Cinram International Inc. or a Permitted Holdco (the public entity being referred to as the “Continuing Corporation”), (ii) the Continuing Corporation will be the entity through which the public investors in the Fund will hold their equity interest in the Cinram Group, (iii) the public ownership of the Continuing Corporation following the conversion is in all material respects the same as the public ownership of the Fund immediately prior to the commencement of the conversion transaction, (iv) there is no change in the assets, debts or liabilities of Cinram International Inc. and its subsidiaries and Affiliates controlled by Cinram International Inc. as of the date hereof as a result of, or in connection with, the conversion transaction other than non-material and incidental expenses required to effect the conversion transaction, (v) there is no additional security interest, lien, claim, assignment, transfer, pledge, hypothecation or other encumbrance on the assets of any member of the Cinram Group as a result of or in connection with the conversion transaction, excluding for greater certainty, any transfer of assets and assumption of liabilities of the Fund, the Trust, the Partnership and Cinram International ULC to and by a Permitted Holdco respectively on a wind-up or dissolution of the Fund, the Trust, the Partnership and Cinram International ULC pursuant to a Permitted Conversion, (vi) all material consents to the conversion transaction have been obtained by the Cinram Group, (vii) the conversion transaction does not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any security interest, lien, claim, pledge, hypothecation or other encumbrance in or upon any the properties or assets of any member of the Cinram Group, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of any member of the Cinram Group to require any member of the Cinram Group to acquire such security), any material loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written to which any member of the Cinram Group is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which any member of the Cinram group has rights or benefits, (viii) the conversion transaction does not otherwise result in a Change of Control, (ix) the conversion transaction is effected in compliance with all applicable laws, and (x) if a Permitted Holdco is the Continuing Corporation, such Permitted Holdco has provided a written guarantee to WMI in form and substance satisfactory to WMI acting reasonably of the obligations of the Core Companies under the WMI Agreements on or before the exchange of units for shares of the Permitted Holdco pursuant to the Permitted Conversion.

(k) “Permitted Corporate Arrangement” means a corporate arrangement under the Canada Business Corporations Act (“CBCA”) (i) for the sole purpose of a Permitted Conversion, or (ii) where each of the following conditions are met: (A) each of the Core Companies is solvent (as construed under any of the CCAA or BIA) immediately prior to the filing of the corporate arrangement, (B) none of the conditions in paragraphs 9(b)(x)(A) through 9(b)(x)(D) of this Agreement exist, (C) none of the Core Companies are relieved, stayed, prohibited or impaired from the performance of any or all of its obligations under this Agreement, and no order is sought or obtained staying, limiting, prohibiting or impairing WMI from exercising or relying on any of its rights or remedies under this Agreement, (D) there is no exchange or issuance of securities, other than a debt for equity swap, which may include a reasonable consent or similar fee paid to the debt holders by way of issuance of securities, (E) except in the circumstances described in subsection (iii) of this Section 9(k) to the contrary, there is no Change in Control as defined in this Agreement, (F) there is no transfer of all or substantially all of the property of any of the Core Companies assets, (G) there is no liquidation or dissolution of any of the Core Companies, (H) the extension of any debt under the corporate arrangement is not less than 18 months, and (I) prior to any proceedings being brought, instituted or filed in connection with such corporate arrangement, the written consent and approval of at least 67% in dollar amount of the creditors affected by the proposed corporate arrangement shall have been obtained.

(iii) On one single occurrence during the Term, Sections 9(b)(i) (insofar as it applies to an “arrangement”) and 9(b)(ii) of this Agreement shall not apply if a Person or group of Persons (for purposes of this definition, a “Group”) (as the term “group” is used in Rule 13d-5 of the United States Securities Exchange Act of 1934) (the “Exempt Party”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the aggregate voting power or aggregate equity value represented by the issued and outstanding Ownership Interests of Cinram or any member of the Cinram Group pursuant to (1) a debt for equity swap in connection with a Permitted Corporate Arrangement, (2) an issuance in connection with a Permitted Corporate Arrangement of instruments convertible into or exchangeable for such Ownership Interests, or (3) an issuance of Ownership Interests the proceeds of which are used to repurchase Ownership Interests or instruments convertible into or exchangeable for Ownership Interests issued in connection with a Permitted Corporate Arrangement, in each case provided that all of the following conditions are met:

(A) during the Term, the Exempt Party does not, and is not entitled, directly or indirectly (through a voting trust or similar agreement or otherwise), to appoint more than 30% of the board of directors (or equivalent) of Cinram or any member of the Cinram Group, or otherwise controls the business of such entities; and

(B) during the Term, the Exempt Party is not directly or indirectly a competitor of WMI; and

(C) during the Term, the Exempt Party does not, directly or indirectly, have an Ownership Interest in a competitor of WMI, other than an Ownership Interest in, a publicly listed competitor of WMI in the aggregate amount of less than five percent (5%) of the aggregate voting power or aggregate equity value represented by the issued and outstanding Ownership Interests of such competitor.

Thereafter, Sections 9(b)(i) and 9(b)(ii) of this Agreement shall apply to any other Persons or Group without regard to this exception.

(l) “Permitted Holdco” shall mean a corporation (i) incorporated in Canada for purposes of effecting the conversion of the Fund to a corporate structure; (ii) that prior to the exchange of its shares for units of the Fund, conducted no business, held no assets and had no liabilities other than non-material assets and liabilities incidental to the Permitted Conversion; (iii) that following the Permitted Conversion (including the wind-up or dissolution of the Fund, the Trust, the Partnership and Cinram International ULC) will hold no other material assets other than the shares of Cinram International Inc.; and (iv) that will as part of the Permitted Conversion receive all of the assets of the Fund, the Trust, the Partnership and Cinram International ULC and assume all of the liabilities of the Fund, the Trust, the Partnership and Cinram International ULC.

(m) “Person” shall mean an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

(n) “US/Canada Manufacturing and PP&S Agreement” shall mean that certain US/Canada Manufacturing and PP&S Agreement entered into of even date herewith between and among WEA, Cinram International Inc., Cinram Manufacturing LLC and Cinram Distribution LLC.

(o) “US/Canada Transition Agreement” shall mean that certain US/Canada Transition Agreement entered into of even date herewith between and among WEA, Cinram International Inc., Cinram Manufacturing LLC and Cinram Distribution LLC.

(p) “WEA” shall mean Warner-Elektra-Atlantic Corporation, a New York corporation with its principal place of business at 75 Rockefeller Plaza, New York, NY 10019.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

WEA INTERNATIONAL INC.

By:	/s/ Paul Robinson

Name:	Paul Robinson

Title:	Vice President

Date:	November 16, 2010

CINRAM INTERNATIONAL INC.

By:	/s/ Steve Brown

Name:	Steve Brown

Title:	CEO

Date:	November 16, 2010

CINRAM GMBH

By:	/s/ John H. Bell

Name:	John H. Bell

Title:

Date:	November 16, 2010

CINRAM OPERATIONS UK LIMITED

By:	/s/ John H. Bell

Name:	John H. Bell

Title:

Date:	November 16, 2010

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

WEA INTERNATIONAL INC.

By:

Name:

Title:

Date:

CINRAM INTERNATIONAL INC.

By:

Name:

Title:

Date:

CINRAM GMBH

By:	/s/ Louis Gasperut

Name:	Louis Gasperut

Title:	EVP MD Europe

Date:	November 16, 2010

CINRAM OPERATIONS UK LIMITED

By:	/s/ J.R. Brooks

Name:	James R. Brooks

Title:	Director

Date:	November 16, 2010

Exhibit A

M&P Terms

References to “Company” when used in this Exhibit shall be deemed to refer to Cinram (as defined in this Agreement). Capitalized terms used in this Exhibit but not defined where they appear in the text are defined in Paragraph 14 below.

1. Appointment.

(a)

(i)	WMI hereby appoints Company to render, and Company shall render, M&P Services for one hundred percent (100%) of Products (subject to the Permitted Exclusion and the other terms and conditions of this Agreement), in accordance with the terms hereof. Additionally, Company shall have non-exclusive rights (exercisable in WMI’s discretion) to render and shall, at the request of WMI, render M&P Services for Products for WMI and WMI’s Affiliates located outside the Territory.

(ii)	Notwithstanding anything to the contrary contained in Paragraph 1(a)(i) above, from and after the effective date of a Recorded Music Major Transaction (the “RMMT Effective Date”), the appointment of Company under this Exhibit shall instead be to render, and Company shall render, M&P Services for at least the Specified Percentage (and, at WMI’s election, more than the Specified Percentage) of Products in accordance with the terms hereof (subject to the Permitted Exclusion and the other terms and conditions of this Agreement). WMI shall use commercially reasonable efforts to provide that the Combined Entity’s ordering of units of Products and Components under this Exhibit (i.e., mix of New Releases and Catalog Titles and special packaging orders) following the RMMT Effective Date remains generally consistent with WMI’s ordering of units of Products and Components under this Exhibit prior to the RMMT Effective Date. The “Specified Percentage” equals the fraction, expressed as a percentage: (A) the numerator of which shall be one hundred percent (100%) of the number of units of Products manufactured and packaged for sale in the Territory by Company for WMI under this Exhibit and (prior to the Effective Date) under the International Manufacturing Agreement (and/or by WMI on its own behalf, if applicable) during the twelve (12) complete calendar months immediately preceding the RMMT Effective Date (the “WMI Output”); and (B) the denominator of which shall be the WMI Output plus one hundred percent (100%) of the number of units of Records, in any Optical Disc format, manufactured and packaged for sale in the Territory by or for the recorded music business of the applicable Major during the same twelve (12) month period.

(iii)	Notwithstanding Paragraphs 1(a)(i) and 1(a)(ii) of this Exhibit, in relation to Excluded Products WMI shall be entitled to appoint a third-party manufacturer and packager. WMI shall include Company in the tender process.

(b) Reservation of Rights. WMI hereby reserves all rights in and to Products not otherwise expressly granted to Company in this Exhibit.

(c) Reports. Company shall prepare for WMI the production, shipments and inventory reports in the same format and details as were received by WMI or its Affiliates as of the Effective Date and shall supply WMI and its Affiliates with such reports on at least a monthly basis during the Term. If Company provides more detailed reports to any other party during the Term, Company shall, at WMI’s request, provide such more detailed reports to WMI under this Exhibit as of the date that Company commences providing such more detailed reports to such other party but subject to the same terms and conditions under which such reports are provided to such other party (e.g., any additional fees or amounts charged to such party for such more detailed reports). Nothing in such reports shall impart any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company.

2. Title. As set forth in this Exhibit, Company shall sell to WMI, and WMI shall purchase from Company, Components and Products from time to time pursuant to the terms hereof. Title to units of Components and Products manufactured or packaged by Company pursuant to this Exhibit shall pass to WMI upon the first to occur of the completion of the manufacture or packaging thereof or the time that such goods are identified to the contract as contemplated in UCC Section 2-501. Further, Company acknowledges and agrees that title to units of Products and Components that are received by Company under this Exhibit for distribution shall remain in WMI (or WMI’s Affiliates, as applicable) at all times. Company acknowledges that Products (including all intellectual property contained therein and relating thereto) are protected under copyright laws and that WMI is the rightful owner or license holder of all such copyrights. Company acknowledges that any removal of any such materials from Company’s approved facilities without WMI’s written approval, and any distribution of any such materials in the Territory without WMI’s written approval, is an infringement of WMI’s copyright. Company shall bear the risk of loss for units of Products in Company’s possession, under Company’s control or in transit from Company or its designees to any Facility; provided, however, that WMI shall bear the risk of loss for any units of Products in transit for which WMI is responsible for paying the shipping. Notwithstanding, and in addition to, the foregoing, solely to protect WMI in the circumstance that it is ever determined by a court of competent jurisdiction that units of Components and/or Products are owned by Company contrary to the express terms of this Exhibit and intention of the parties, Company hereby grants and shall be deemed to have granted to WMI on the Effective Date a security interest in all such present and future Components and Products, and all products and proceeds (including, without limitation, insurance proceeds but excluding amounts payable to Company for M&P Services provided hereunder) of the foregoing, and any additions, improvements and accessions to, and all books and records describing or used in connection with any of the foregoing, to secure all debts, liabilities and obligations of Company to WMI, whether now existing or arising hereafter (including without limitation as a result of Company’s breach of this Agreement or any other agreement with WMI, including as a result of the rejection of this Agreement or any other agreement with WMI in a bankruptcy or similar proceeding) and whether liquidated or contingent. The security interest shall attach on the earlier of when such Components or Products are (a) acquired by the Company, (b) manufactured by the Company, or (c) identified to the contract as contemplated in UCC Section 2-501. Company agrees to take such steps as WMI may reasonably request in connection with the perfection of such security interest or otherwise to protect the rights of WMI with respect thereto, at WMI’s expense. WMI shall have all rights, powers and privileges of a secured party under the UCC.

3. Services.

(a) Level of Services. Company shall not allocate its facilities, plant capacity or personnel to fulfillment of orders of any other party in a manner which is more favorable than its allocation of such facilities, plant capacity and personnel to the fulfillment of Orders under this Exhibit. In addition, the Services:

(i)	shall be rendered on a so-called “label blind” basis;

(ii)	shall be rendered in at least the same general manner, subject to at least the same general standards and in at least the same general quality as provided by Company to all other parties whose Records are manufactured and/or packaged by Company in the Territory, but if any such services are not part of the standard Services otherwise provided to WMI under this Exhibit and the provision of such services is at a higher cost to Company, then if WMI requests such services, such services shall be provided to WMI under this Exhibit, but subject to the same terms and conditions provided to such other party. This Paragraph 3(a)(ii) shall not require that Company provide any new services to WMI if the cost of providing such services would be unreasonably burdensome to Company; provided, however, that nothing in this sentence shall limit Company’s obligations set forth in Paragraph 6 of this Exhibit;

(iii)	shall be rendered in at least the same manner, subject to at least the same standards and in at least the same quality as was provided to WMI’s Affiliates for the products of WMI’s Affiliates immediately prior to the Original Effective Date;

(iv)	shall be rendered in accordance with “first-class” standards that meet the highest quality available in the industry;

(v)	shall be rendered in accordance with, or exceed, each of the service level requirements set forth on Schedule A hereto (the requirements set forth on Schedule A hereto being the “Service Level Requirements”); and

(vi)	shall, to the extent rendered for the production of Products in CD or DVD format, be rendered in accordance with the technical specifications set forth on Schedule B hereto (the requirements set forth on Schedule B hereto being the “Technical Specifications”).

(b) Copy Protection and Digital Rights Management. WMI may from time to time require the integration of copy protection and digital rights management technology into certain Products. Company shall use its commercially reasonable efforts to ensure that it is equipped to provide such technology and shall obtain necessary licenses from the supplier therefor. WMI shall, unless otherwise agreed, be responsible for the copy protection or digital rights management technology license fees and the cost of any packaging adaptation necessary to provide notification of the use of such technology as may be required by the applicable law in the country of sale, and (except as otherwise expressly set forth in this Paragraph 3(b)) all other costs relating to copy protection and digital rights management shall be borne by Company. Company shall report units manufactured and technologies used to WMI on a monthly basis to facilitate the administration of the copy protection and digital rights management license fees. Company shall assist WMI in assessing and testing new copy protection and digital rights management technologies, and on forty-five (45) days’ notice will make provision for new copy protection and digital rights management technologies to be implemented, but only so long as such new technologies are available to Company for use. To the extent that the actual, documented, out-of-pocket, non-overhead cost to Company for the assessment, testing and implementation of such new copy protection and digital rights management technologies exceeds eighty-five thousand Euros (€85,000) in the aggregate in respect of any Contract Year, then WMI shall reimburse Company for any such excess (but solely to the extent that WMI requested that Company assess, test or implement such new technology). To the extent that any other parties serviced by Company actually utilize any such new copy protection and digital rights management technology, WMI’s obligation to reimburse Company for any such excess shall be reduced pro rata based on the total number of Company’s customers utilizing the new copy protection and digital rights management technology. If WMI has already reimbursed Company pursuant to the preceding sentence and subsequently is entitled to a pro rata reduction as provided herein, Company shall refund such amount within thirty (30) days of the date such other party begins utilizing such new copy protection and digital rights management technology. Implementation of copy protection or digital rights management technology shall not be considered a factor that shall impact capacity or production time downstream of the mastering process. WMI and Company further agree that pursuant to Article 6.4 Directive 2001/29/EC on the Harmonisation of Certain Aspects of Copyright and related Rights in the Information Society, each will accommodate statutory privileges relating to use regardless of the use of any such copy protection technology or digital rights management technology.

(c) Fees. The Packaging Services shall be furnished at the prices set forth on Schedule C hereto and as set forth in this Paragraph 3(c), as they may be modified from time to time by operation of Paragraphs 12 and 15 of this Exhibit (the “Printing and Packaging Fees”), and the Manufacturing Services shall be furnished at the prices set forth on Schedule C hereto and as set forth in this Paragraph 3(c), as may be modified from time to time by operation of Paragraphs 12 and 15 of this Exhibit (the “Manufacturing Fees” and, together with the Printing and Packaging Fees, the “Fees”). Unless otherwise indicated, all amounts set forth in this Exhibit including the Schedules hereto are denominated in Euros. Throughout the Term, with respect to Packaging Services or Manufacturing Services for which there is no price on Schedule C hereto, Company shall provide such Services to WMI on a non-exclusive basis only, at competitive market rates otherwise available to WMI. Notwithstanding the foregoing sentence, Company shall not be required to provide any such services unless WMI (either itself or through any of its Affiliates) provided such services on its own behalf prior to the Original Effective Date or if Company then-currently provides such services to any party.

(d) Subcontracting. Each entity set forth in Schedule E (Approved Subcontractors) hereto shall be deemed to be an Approved Subcontractor under this Exhibit, solely with respect to performance of the specific M&P Services identified in Schedule E (Approved Subcontractors) for such entity. Orders hereunder shall not be subcontracted to a greater degree than any other orders. Without limiting any other provision of this Agreement, WMI may from time to time designate organizations as prohibited subcontractors under this Agreement if WMI reasonably believes such organizations would not be likely to be able to adhere to the provisions of this Agreement.

(e) Compliance with Law; Code of Conduct. Company shall comply (i) with all laws and regulations in connection with Company’s undertakings under this Exhibit, except where the failure to do so individually or in the aggregate is immaterial; and (ii) subject to relevant local laws including privacy laws, with the code of conduct attached as Schedule F hereto.

(f) Delivery of Source Materials. WMI or its Affiliates shall, at WMI’s sole expense, deliver to Company (or to such suppliers as Company may designate) all Source Materials. WMI shall retain title to all Source Materials supplied to Company or its designees, including all digital files derived from such Source Materials. Company shall have no rights in such Source Materials, and will return all such Source Materials to WMI promptly upon request; provided, however, that transfer of DDP (disc description protocol) files previously provided to WMI shall be subject to payment of a mutually agreed upon price. Company shall maintain systems at no charge to WMI so as to be able to receive Source Materials, metadata and digital proofs in digital form and online.

(i)

All products ordered by WMI or its Affiliates and manufactured and finished by Company shall be delivered at Company’s expense to Company’s central warehouse located in Alsdorf, Germany, or to the extent such Facility is re-located pursuant to the terms and conditions of this Agreement, then to such relocated Facility.

(g) Ordering. It shall be WMI’s responsibility to determine its production requirements and to order Units of Products. All Orders for Units of Products shall be evidenced by a written purchase order and may be placed by WMI or any of its Affiliates or any third-party licensees. Orders must include all information necessary to properly identify the Products to be manufactured and packaged, including artist, title, catalog number, full UPC/EAN and quantity. Company shall use the entire UPC or EAN codes to identify all Products.

(i)	Prior to manufacture, an Order must be Workable. Company shall deliver Units of Products to WMI’s designated locations within the applicable time periods set forth on Schedule A hereto. All of the time periods set forth on Schedule A hereto are referred to as the applicable Turnaround Times for the manufacture of Units of Products in each configuration, respectively, and are measured from the time the Order is Workable.

(ii)	At the times that WMI submits Orders, to the extent that an Order is for multiple selections, WMI shall have the right to determine the priority in which the Orders should be filled (that is, it shall have the right to determine and designate which part of the Order is to be delivered within the shorter of the applicable Turnaround Times and which part of the Order is to be delivered within the longer of the applicable Turnaround Times).

(iii)	For each item (i.e., a particular Product) in an Order, there shall be an allowable fulfillment deviation as set forth below:

Order Size in Units	Deviation for Catalog Titles	Deviation for New Releases

0-10,000	**	**

10,001-50,000	**	**

50,001-300,000	**	**

300,001 and up	**	**

Orders filled within such deviation shall be deemed to be satisfied, and WMI shall pay Company on the actual number of units delivered at the rate(s) charged by Company pursuant to the original Order to which such deviation relates.

(h) Quarterly Meetings. At least once every calendar quarter, WMI may meet with Company’s Chief Executive Officer (or equivalent) and Chief Financial Officer (or equivalent) to assess Company’s performance under this Exhibit and its ongoing ability to perform its obligations under this Exhibit.

(i) Shipping Costs. Company shall bear the cost and expense of shipping of any and all units of Products, Components or other materials manufactured under this Exhibit from the point of manufacture to Company’s central Facility located in Alsdorf, Germany or to the extent such Facility is re-located pursuant to the terms and conditions of this Agreement, then to such relocated Facility. Company shall also be solely responsible for the cost and expense of any shipping between any of Company’s Facilities, so long as such movement is at the direction of Company in its own discretion. Except as otherwise specifically provided herein, WMI shall be responsible for the cost and expense of all other shipments under this Exhibit. To the extent that any shipping costs under this Exhibit are to be borne by WMI but are actually paid by Company, WMI shall only be required to pay Company’s actual, documented, out-of-pocket costs charged by such shipping agent for the shipment of units of Products and/or other materials under this Exhibit and, such costs shall be reimbursed to Company by WMI within ten (10) business days following Company’s rendition of such invoice to WMI (but in no event shall WMI be required to make any such payment of such invoice prior to Company’s payment of such invoice to such shipping agent). If WMI is responsible for shipping expenses, should WMI so elect, WMI shall have the right to: (i) select the shipping agent(s) utilized by Company for shipping of units of Products and/or other materials under this Exhibit (and, in doing so, assume the risk of loss for such units of Products in transit); or (ii) in lieu of selecting such shipping agent(s), require that Company submit to WMI any proposed shipping agent(s) which Company wishes to utilize under this Exhibit for WMI’s prior written approval. If, in a particular instance, WMI is not responsible for shipping expenses or WMI does not exercise its rights pursuant to the preceding sentence, Company shall utilize the same shipping agent(s) utilized by Company for the shipping of a majority of the other products shipped by or on behalf of Company.

(j) No Unauthorized Manufacture. Company acknowledges that WMI may suffer substantial damages as a result of the unauthorized manufacture of Components or Products. Therefore, Company agrees that: (i) Company shall produce only those quantities of units of Components and Products as are specified in a written Order issued by WMI and subject to the terms set forth in this Agreement; (ii) Company shall deliver the units of Components and Products specified in each Order only to the recipient and location designated by WMI in such order; and (iii) upon WMI’s request from time to time, Company shall deliver to WMI separate written confirmation of each manufacturing run made of each Product and Component pursuant to each Order, including the date of the manufacturing run and the number of units produced during the run.

(k) Intentionally Omitted.

(l) **

(m) Business Continuity; Facilities.

(i)	**

(ii)	Upon WMI’s request, senior Company employees shall meet with a team designated by WMI to discuss ongoing business continuity issues and, if deemed applicable by WMI, an efficient transition to one or more new manufacturers and/or distributors. At WMI’s option, WMI and/or its designated agent(s) shall be permitted at any time during normal business hours to enter any facilities in which any property of WMI (including without limitation Inventory, BOMs, DDPs, Products, or Components) resides, in order to retrieve or otherwise access any such WMI property.

(iii)	Company shall provide at least ** prior written notice to WMI of any actual or anticipated closure or discontinuation of use (whether permanent or temporary and whether partial or complete) of any of Company’s facilities used in providing M&P Services (including without limitation Company’s facilities in Alsdorf, Germany).

(iv)	Company shall provide advance written notice to WMI of all decisions regarding the sale, transfer, disposition, or any other change with respect to Company’s material property, facilities and/or assets used in providing the M&P Services.

(n) Transfer of WMI Assets. Upon WMI’s request, at any time during the Term, Company shall transfer all property of WMI (including without limitation physical finished goods, Inventory, BOMs, DDPs (to the extent not previously provided), Products and Components) to up to two (2) locations designated by WMI, in a secure fashion in accordance with industry custom. If WMI requests any additional preparation, packaging or stickering (other than shipping such items in a secure fashion in accordance with industry custom and the performance of the other services required hereunder), pricing for such services shall be subject to the mutual agreement of WMI and Company. Company shall provide no fewer than **, in order to implement such transfer requests by WMI and shall begin such transfers no later than ** after the applicable transfer request from WMI. At WMI’s option, WMI and/or its designated agent(s) shall be permitted at any time during normal business hours to enter any facilities in which any property of WMI is stored (including without limitation physical finished goods, Inventory, BOMs, DDPs, Products and Components), in order to retrieve or otherwise access any such Products and other WMI property.

4. Company’s Financial Obligations. WMI shall not be responsible for payment of any of Company’s (or Company’s Affiliates’) indirect or general overhead charges or the salaries of Company’s (or Company’s Affiliates’) employees or agents. All costs associated with the rendering of Services shall be borne by Company. Such costs to be borne by Company include any patent royalties or other similar royalties or license fees payable in connection with the manufacture of Products and Components, which costs, for the avoidance of doubt, exclude mechanical royalties, record royalties and copy protection and digital rights management (i.e., DRM) technology license fees.

5. Other Obligations.

(a) Storage of Source Materials and Components. Company shall accept and store all Source Materials and units of Components delivered to or otherwise held by Company under this Exhibit at no charge; provided, however, that with respect to any particular Product, Company shall not be required to store more Source Materials or units of Components than is necessary to satisfy the next ** demand (such determination as to what constitutes ** demand shall be made jointly by WMI and Company based, where possible, upon actual, gross units ordered during the prior ** period and shall be made for all Source Materials and Components no more frequently than semi-annually during the Term. With respect to Source Materials and units of Components so determined to be in excess of a ** demand therefor, Company shall notify WMI of the specific Source Materials and/or units of Components constituting such excess and within ** days following WMI’s receipt of such notice, WMI shall (in WMI’s sole discretion) either: (i) remove such excess Source Materials and/or units of Components (at WMI’s expense); (ii) direct Company to destroy such excess Source Materials and/or units of Components (at WMI’s expense) (and if WMI directs such destruction, Company shall destroy such materials in accordance with WMI’s instructions and shall promptly provide WMI with an officer’s certificate that confirms such destruction); or (iii) direct Company to store such excess: either (x) at a Facility at a cost to WMI of **; or (y) offsite at Company’s or Company’s Affiliates’ leased facility approved in advance, in writing by WMI and the actual, documented, out-of- pocket expense charged by such facility to Company for such storage shall be reimbursed to Company by WMI. Amounts owing under this Paragraph 5(a) shall be invoiced by Company at month end and shall be payable ** from the date of the rendition of such invoice. All Source Materials and all units of Components shall be WMI’s property and shall be kept segregated from any other property. Upon receipt of a written request from WMI, Company shall return to WMI, at WMI’s cost, any materials supplied by WMI which have not been utilized in the manufacture or packaging of units of Components or Products or otherwise pursuant to this Agreement and which are then in Company’s possession or control. The risk of loss, due to any reason, of Source Materials or units of Components in Company’s possession or control shall be borne by Company, as further described in this Exhibit; provided, however, that to the extent any such loss was directly caused by a WMI Employee. Company shall not bear the risk of loss, except to the extent such loss is or would have been covered by Company’s property insurance as required under this Agreement as set forth on Schedule G hereto. WMI shall own all manufacturing parts (for Components and Products) and all derivatives and/or duplicates thereof fabricated in connection with the production process, including all Components, photographic films and color keys, if any, duplicate audio tapes (analog or digital), glass Masters and running Masters and all digital files derived from any of the foregoing. Company shall not destroy any of the Source Materials, units of Components or elements derived therefrom without prior written authorization from WMI; provided, however, that Company may destroy certain such derived elements (i.e., glass Masters and metal parts) to the extent that such elements are generally destroyed by Company in the ordinary course of production. Company shall also, at Company’s cost, maintain, protect and backup any and all Source Materials and derivatives in an organized environment to allow for easy access by both Company and WMI.

(b) Insurance. During the Term, Company shall: (i) comply with all provisions set forth on Schedule G hereto; and (ii) at Company’s sole cost and expense, maintain adequate insurance coverage for: (A) all Source Materials and Inventory while such items are in Company’s possession, under Company’s control or in transit to or from Company or its designees to any Facility; and (B) the other matters set forth on Schedule G hereto. The insurance required under this Paragraph 5(b) is not intended to limit Company’s liability as otherwise provided in this Agreement.

(c) Computer Access. In order that WMI and its Affiliates are able to monitor daily shipments, receipt, production and inventory activity in connection with Components and Products, Company shall give WMI access to Company’s computer system for the purpose of providing WMI with real-time information stored therein relating to Components and Products at Company’s expense (but no access shall be allowed to information relating to any other party’s products or any personal data possessed by Company). Such system shall provide WMI with all of the same types of reports and information currently provided by, and as may be available from Company’s computer systems in connection with other products and components manufactured and/or packaged by Company. In connection therewith, Company shall work with WMI to ensure that WMI is provided with at least the same level of reports and information that WMI’s own systems provided as of the Original Effective Date. Nothing in such reports or information provided shall impart any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company. Such access shall be available to WMI **, at all times during the Term. Notwithstanding anything in this Exhibit to the contrary, Company may perform system maintenance and upgrades during which such systems may not be available; provided, however, that such downtime does not exceed **. Throughout the Term, Company shall, at Company’s cost, reasonably maintain and enhance its IT services so as to be of a comparable standard to those offered by “first-class” manufacturers and packagers in the Territory.

(d) Inspection. Subject to the provisions set forth below, during the Term and for a period of one (1) year following the expiration or termination of the Term, WMI shall have the right to inspect each WMI Facility and any other facility utilized by Company in connection with Components or Products or the provision of Services hereunder, during regular business hours (utilizing either WMI’s own employees, third-party advisers or representatives, insurers, or other experts retained by WMI). WMI may conduct such inspections of each WMI Facility or such other facility up to ** per year; provided, however, that to the extent WMI or any of its Affiliates are required by law or contract to inspect, to provide inspections or to provide information that cannot be reasonably obtained without an inspection for any party that would require inspections to be performed more than ** per year, WMI shall, upon reasonable prior written notice to Company, be permitted to perform any such inspection(s). In addition to the inspections permitted in the preceding sentence, at any time upon receipt of any Security Breach Notice (as defined in Paragraph 5(e) of this Exhibit), WMI shall have the unlimited right upon reasonable notice to inspect the facility which was the location of the event(s) giving rise to the need for such Security Breach Notice. During any such inspection, WMI may conduct physical inventories of units of Components and Products in Company’s possession or control. WMI shall not have access to any competitively-sensitive information relating to any other party’s products, or any personal data possessed by Company, during the inspections permitted under this Paragraph 5(d).

(e) Security. Company shall maintain security standards that are at least equivalent to those provided by other “first-class” manufacturers and packagers in the Territory, both in the segregated area of the WMI Facilities for property of WMI and throughout the WMI Facilities, and shall at all times employ the utmost care and diligence to prevent loss, damage, theft, disappearance, unauthorized destruction or usage of such property of WMI. Company’s security procedures shall be subject to WMI’s prior written approval. Company shall maintain such procedures as approved by WMI and as may reasonably be given to Company from time to time throughout the Term. Notwithstanding the foregoing, Company’s security measures (which shall include closed- circuit television monitoring, pass-protected access, employee checking and spot searching, etc.) shall be sufficient to ensure that all Source Materials and Inventory and the intellectual property embodied in such Source Materials and Inventory are in no way compromised, stolen, “leaked” to the public (e.g., copying of recordings embodied on Products which may lead to the availability of such recordings to the public via the Internet or similar means) or otherwise made available to any unauthorized parties. Upon discovery of: (i) loss, damage, theft, disappearance, or destruction of Source Materials or Inventory exceeding ** Euros **; or (ii) any unauthorized usage of Inventory, Company shall notify WMI as soon as reasonably possible, and in any event within seventy-two (72) hours following such discovery, and shall include in such notification sufficient detail to allow WMI to investigate such discovery (each, a “Security Breach Notice”). Regardless of Company’s compliance with all security measures set forth herein or with procedures approved by WMI, Company shall be liable as provided herein for the loss, damage, theft, disappearance, destruction or unauthorized usage of any property of WMI.

(f) Salvage. At all times and regardless of whether Company or its insurers are required to compensate WMI for loss as required under this Agreement, WMI shall retain the sole right to salvage for damaged Inventory. Company shall not surrender damaged Inventory to insurers or any other party for destruction or disposal without obtaining WMI’s prior written consent.

(g) WMI Employees. Company shall throughout the Term, at the request of WMI, provide up to a maximum of ** employees of WMI or its Affiliates (the “WMI Employees”) with, at Company’s expense: (i) reasonable office accommodations at such Facilities of Company utilized for manufacturing and/or packaging in the Territory as may be specified from time to time by WMI; (ii) individual computers; (iii) copy services and any other similar office services in order to permit them to carry out their functions; (iv) office meal/pantry/refreshment and recreational and similar facilities similar to those provided to Company’s employees at such facilities; and (v) all other reasonable support functions as provided to them as of the Original Effective Date. Company shall also provide telephone, Internet and fax access for each WMI Employee, and WMI shall reimburse Company for Company’s actual, documented, out-of-pocket costs therefor. Amounts owing under this Paragraph 5(g) shall be invoiced by Company at month end and shall be payable ** days from the date of the rendition of such invoice. WMI shall be responsible for the direction of, and all compensation and related obligations for, the WMI Employees. The WMI Employees shall operate in accordance with WMI’s code of conduct and Company’s standard code of conduct contained in its employee policy manual at the applicable WMI Facility (which code of conduct shall be subject to WMI’s reasonable approval) and all other lawful policies adopted by Company from time to time governing the conduct of all of its employees and contractors. In the performance of their tasks, the WMI Employees shall not have access to any competitively-sensitive information relating to any other party’s products or any personal data possessed by Company.

(h) Disaster Recovery Plan. Company shall provide an updated disaster recovery plan (“Disaster Recovery Plan”) in respect of manufacture and availability of Products to WMI within one hundred twenty (120) days of the commencement of the Term. The Disaster Recovery Plan shall be approved by WMI and shall include evidence of plans to circumvent disasters in each department and catastrophic failure at the manufacturing plant and contracts with third parties and their capacity guarantees.

6. Technology. Throughout the Term, Company shall reasonably update its manufacturing and packaging lines at the WMI Facilities at Company’s cost to keep up with new technology requirements and to maintain at least the same level of technology utilized by other “first-class” manufacturers and packagers of Records in the Territory, including machinery and equipment that is reasonably available to provide automated assembly of packaging, inclusion of inserts and application of stickers, shrink-wrap and security materials. Company shall maintain and update its information and technology capabilities at the WMI Facilities, at Company’s cost, to meet reasonable WMI requirements and maintain competitive services for WMI and its customers. Company also agrees to reasonably support WMI in the development of technology initiatives. This shall include the development and testing of CD copy protection technologies.

7. Invoices and Payments.

(a) Rendition of Invoices. Except with respect to shipping charges to be borne by WMI as provided in Paragraph 3(i) of this Exhibit, in the case of WMI Affiliates and licensees for each month of the Term, Company shall prepare and render invoices in Euros to such WMI Affiliates and licensees on the 15th day of each such month setting forth all Fees owed by WMI hereunder with respect to such Affiliates and licensees. The amount due to Company pursuant to each such invoice shall be due and payable in Euros by the WMI Affiliates and directly by licensees to Company on or before ** following

Company’s rendition of such invoices. At WMI’s sole election, Company shall prepare and render invoices in Euros to such nominated WMI Affiliates and licensees with respect to each completed and shipped Order of Products setting forth all Fees owed by WMI under this Exhibit with respect to such nominated Affiliates and licenses. The amount due to Company pursuant to each such invoice shall be due and payable in Euros by the WMI Affiliates and directly by licensees to Company on or before ** following Company’s rendition of such invoices. If any WMI Affiliate or licensee disputes an amount contained in an invoice but has already paid to Company such amount, the WMI Affiliate or licensees may withhold the disputed amount from amounts otherwise owed to Company hereunder during the pendency of such dispute. The invoices for all units hereunder will follow the same format as current invoices but at a minimum shall contain “per SKU” line item detail with special handling or other miscellaneous charges indicated separately in the form and manner consistent with Company’s general form of invoice. Company shall submit all such invoices to WMI electronically pursuant to instructions given by WMI to Company from time to time (and in paper form, to the extent WMI so requests) and throughout the Term Company shall make available to WMI and its Affiliates a system where by all such invoices can be submitted electronically to WMI and its Affiliates. For the avoidance of doubt, WMI Affiliates shall only be liable for any payments hereunder provided that they have received the complete Orders for the relevant finished units of Components and Products reflected in such invoice.

(b) Audits. WMI shall have the right, at WMI’s sole expense, to examine (and/or to appoint representatives to examine) Company’s (and Company’s Affiliates’) books and records in order to: (i) verify the correctness of any invoice prepared and rendered by Company in accordance with Paragraph 7(a) of this Exhibit; (ii) establish the applicability of the provisions contained in Paragraph 3 of the main body of the Agreement, Paragraphs 12 and/or 15 of this Exhibit, and/or the occurrence of any Termination Event; or (iii) otherwise establish compliance by Company with its obligations under this Agreement; provided, however, that only independent, third-party auditors (i.e., auditors other than WMI’s then-current outside auditor) shall be utilized for the review of Company’s books and records. Independent third-party auditors shall have access to all information necessary to perform their duties, however nothing in any report provided to WMI or its Affiliates by any such independent third-party auditors shall impart to WMI or its Affiliates any competitively sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services. If any such audit reveals that WMI and/or WMI’s Affiliates have been overcharged, Company shall reimburse WMI in the amount of the overcharge. If any such audit reveals that WMI or WMI’s Affiliates have been overcharged by an amount exceeding ** for the audit period, Company shall reimburse WMI in the amount of the overcharge plus all fees paid by WMI to the auditors concerned in connection with such audit and any other actual, documented, out-of-pocket expense incurred by WMI in connection with such audit. Company shall pay interest to WMI on the amount of the overcharge at **. Regardless of the number of audits conducted hereunder revealing the same specific overcharge to WMI, Company shall not be required to repay WMI the amount of any such overcharge more than once. WMI’s audit right shall survive the expiration or termination of the Term for two (2) years; provided, however, that to the extent WMI or any of WMI’s Affiliates are required by law or contract to audit, to provide audits or to provide information which cannot be reasonably obtained without an audit for any third party subsequent to two (2) years after the expiration or termination of the Term, then WMI’s audit rights shall be so extended beyond such date as may be reasonably necessary for WMI to comply with such obligations. Company shall retain all books and records related to the performance of Services hereunder after the expiration or termination of the Term for so long as WMI or its Affiliates may need to perform audits hereunder, but in no event for more than three (3) years after the rendition of the invoice with respect to the Services to which such invoice relates, provided, however, that before Company destroys any books or records, Company shall deliver written notice of such intent to destroy to WMI not more than sixty (60) days, and not less than thirty (30) days, before the intended date of destruction. WMI shall have fifteen (15) days after receipt of such notice to request copies of the books and records to be destroyed, in which case Company shall make copies of such books and records and deliver the same to WMI (but excluding information related to other customers of Company) at WMI’s expense (but at Company’s expense if such copies are of electronic files). As used in this Exhibit, “books and records” shall include, without limitation, physical data and data stored in any electronic, magnetic or optical format.

8. [INTENTIONALLY OMITTED]

9. [INTENTIONALLY OMITTED]

10. [INTENTIONALLY OMITTED]

11. **

12. Adjustments.

(a) [INTENTIONALLY OMITTED]

(b) **

(i)	**

(ii)	**

(A)	**

(B)	**

(C)	**

(c) [INTENTIONALLY OMITTED]

(d) Permitted Exclusion. Notwithstanding, and in addition to, any other provision of this Agreement:

(i)	**

(ii)	**

(iii)	**

(A) **

(B) **

(C) **

(D) **

(e) **

(f) Each of WMI and Company agrees to negotiate in good faith to attempt to resolve any disagreement which may arise in connection with the implementation or interpretation of the terms and provisions of this Paragraph 12. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15)-day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Arbitrator”). The Arbitrator shall be a retired executive or attorney with substantial experience in the field of manufacturing, preferably in the manufacturing of Optical Discs, shall be independent of each of WMI and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible. The parties shall jointly appoint the Arbitrator and the identity of the Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Arbitrator. If the parties cannot agree upon a person to act as the Arbitrator within thirty (30) days of the expiry of the fifteen (15)-day negotiation period specified in this Paragraph 12(g), then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Arbitrator shall be final and binding on each of the parties.

13. [INTENTIONALLY OMITTED]

14. Definitions.

(a) Certain Terms.

(i)	“Catalog Titles” shall mean any Product (or Component thereof) following such Product’s “street date.”

(ii)	“CD Discs” shall mean Optical Discs which are in the CD format.

(iii)	“Combined Entity” shall mean the entity or entities formed as a result of any Recorded Music Major Transaction.

(iv)	“Components” shall mean the packaging or promotional elements included in the Containers or utilized in connection therewith, including inserts, booklets and inlay cards and stickers.

(v)	“Containers” shall mean the containers (e.g., jewel boxes and snapper boxes) into which Records are collated.

(vi)	“Contract Year” shall mean each separate, consecutive one (1)-year period of the Term, the first such period to commence on the first day of the Term.

(vii)	“Excluded Products” shall mean the following Products: single and maxi single configurations in all formats, and premium configurations in all formats.

(viii)	“Facility” shall mean any facility owned and/or leased and controlled by Company or one of Company’s Affiliates.

(ix)	“Hit Titles” shall mean Catalog Titles designated by WMI as such based upon current or anticipated sales and delivery requirements.

(x)	“Inventory” shall mean all inventory of units of Components and finished units of Products stored in any Facility.

(xi)	“Key Release” shall mean a New Release of which greater than ** and less than ** units have been Ordered.

(xii)	“Key Release Date” shall mean the date by which the Orders for a Key Release are required to be shipped pursuant to Schedule A hereto.

(xiii)	“M&P Services” shall mean Manufacturing Services and Packaging Services.

(xiv)	“Manufacturing Services” shall mean: (i) selected preproduction services (as detailed on Schedule A); (ii) selection of suppliers; (iii) ordering raw materials (including Components) from various suppliers such as pressing plants, duplicators and printers; (iv) assembly; (v) arranging shipment of Components to various points; (vi) arranging shipment of finished units from point of manufacture to WMI’s distributor and to other shipment locations identified by WMI; and (vii) inventory control with respect to the foregoing, all of the foregoing for Optical Discs only.

(xv)	“Manufacturing Source Materials” shall mean, collectively, all materials (other than raw materials such as plastic) necessary to manufacture finished units including Masters and Components, whether in physical or electronic form (as determined by WMI).

(xvi)	“Master” shall mean any recording embodied in any form from which Records may be derived.

(xvii)	“New Release” shall mean any Product (or Component thereof) prior to and including such Product’s “street date.”

(xviii)	“Optical Disc” shall mean any kind of optical disc now known or hereafter devised, including a compact disc in any of its forms and a Digital Versatile Disc in any of its forms and any other high-density optical disc. For the purposes of this definition, a compact disc includes audio CD, CD-ROM, Video CD, CD-I, CD-R, CD-RW, Photo CD, Enhanced CD and CD+G, as each such term is commonly used and understood. For the purposes of this definition, a Digital Versatile Disc includes DVD-Audio, DVD-Video, DVD-ROM, DVD-R, DVD-RW and DVD-RAM, as each such term is commonly used and understood. “Optical Disc” shall not include Blu-Ray or so-called “high definition” Digital Versatile Discs (collectively referred to as “HD-DVDs”); provided, however, that if WMI’s total production of units of Products in HD-DVD format for any Contract Year exceeds five percent (5%) of WMI’s total production of units of Products in all formats for such Contract Year (including units of Products in HD-DVD format), then thereafter during the Term, on a prospective basis, HD-DVDs shall be deemed to be “Optical Discs” hereunder.

(xix)

“Order” shall mean a request made by WMI for the manufacture and/or packaging of units of Products, Components or any other materials under this Exhibit. An “Order” may be for individual Products, Components or other materials, may be for multiple Products, Components or other materials and may specify multiple quantities of the same Product, Component or other materials to be produced for delivery to single and/or multiple locations. An “Order” shall wherever possible include a “bill of materials” or “BOM” as said term is utilized in the manufacturing industry.

(xx)	“Packaging Services” shall mean: (i) selected pre-production services (as detailed on Schedule A); (ii) selection of raw material suppliers; (iii) ordering raw materials from various suppliers; (iv) assembly; (v) arranging shipment of finished units of Components from point of manufacture to shipment locations identified by WMI; and (vi) inventory control with respect to the foregoing, all of the foregoing for Optical Discs only.

(xxi)	“Packaging Source Materials” shall mean, collectively, all materials (other than raw materials such as ink and paper) necessary to manufacture Components, whether in physical or electronic form (as determined by WMI).

(xxii)	“Platinum Release” shall mean a New Release for which greater than five hundred thousand (500,000) units have been Ordered.

(xxiii)	“Platinum Release Date” shall mean the date by which the Orders for a Platinum Release are required to be shipped pursuant to Schedule A hereto.

“Products” shall mean all Records intended for sale in the Territory for which WMI requires M&P Services to be performed during the Term and for which WMI has the unilateral right to control the identity of the party who renders such M&P Services. Following a Recorded Music Major Transaction, “Products” shall mean all Records intended for sale in the Territory for which the Combined Entity requires M&P Services to be performed during the Term in the Territory and for which the Combined Entity has the unilateral right to control the identity of the party who renders such M&P Services. “Products” shall be deemed to include Hybrid CD/DVD configurations or any other new physical formats of Optical Discs; provided, however, that charges for any such Product shall be subject to negotiation and shall be at market prices with regular six month reviews. It has been WMI’s general custom to use its commercially reasonable efforts to acquire the unilateral right to control the identity of the party who renders M&P Services in connection with Records. WMI shall continue to do so during the Term, in accordance with past practice. To the extent that WMI or WMI’s Affiliates request M&P Services hereunder for Records intended for sale outside the Territory pursuant to Paragraph 1(a)(i) of this Exhibit, such Records shall also constitute “Products” hereunder. In every instance, “Products” shall not include the “Excluded Products”. Records sold through so-called “kiosks” shall not constitute “Products” hereunder; provided that WMI shall not utilize a third party to manufacture so-called “kiosk” records unless Company does not match the price offered by a third party within 10 days after Company’s receipt of written notice from WMI of the offer from a third party.

(xxiv)

(xxv)	“Recorded Music Major Transaction” shall mean a joint venture, merger, or other combination of all or a substantial portion of the recorded music businesses of Warner Music Group with all or a substantial portion of the recorded music businesses of any Major.

(xxvi)

“Records” shall mean all physical forms of recording and reproduction by which sound may be recorded now known or which may hereafter become known, manufactured or sold primarily for home use, jukebox use, or use on or in means of transportation, including magnetic recording tape, film, electronic video recordings and any other physical medium or device for the production of artistic performances manufactured or sold primarily for home use, jukebox use or use on or in means of transportation, whether embodying: (i) sound alone; or (ii) sound synchronized with visual images, e.g., “sight and sound” devices, but only so long as such forms of recording and reproduction contain performances of works by recording artists.

(xxvii)	“Services” shall mean the M&P Services and all other services to be provided by Company under this Exhibit.

(xxviii)	“Source Materials” shall mean Manufacturing Source Materials and Packaging Source Materials.

(xxix)	“Territory” shall mean wholly-owned WMI Affiliate companies located in Austria, Belgium, Denmark, Eire, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(xxx)	“Turnaround Times” shall mean the elapsed time between receipt of an order for a workable product and the time of receipted delivery of all the finished units of the complete order by the delivery point designated by WMI.

(xxxi)	“Unit” shall mean a finished product in a form that is delivered to end consumers, carries a unique identifier code (UPC/EAN/promo no.) and is warehoused as a Stock Keeping Unit (SKU).

(xxxii)	“WMI Facility” shall mean any Facility at which Company provides or has provided Services to WMI hereunder.

(xxxiii)	“WMME” shall mean Warner Music Manufacturing Europe GmbH.

(xxxiv)	“Workable” shall mean: (i) for orders of Manufacturing Services, an Order for which all of the items to be furnished by WMI (such as Source Materials and similar materials) reasonably necessary to complete manufacturing of finished units of Products have been received by Company in reasonably sufficient quantities; and (ii) for orders of Packaging Services, an Order for which all of the items to be furnished by WMI (such as Source Materials and similar materials) reasonably necessary to complete manufacturing of Components have been received by Company in reasonably sufficient quantities.

(b) Other Definitional and Interpretative Provisions.

(i)	The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Exhibit shall refer to this Exhibit as a whole and not to any particular provision of this Exhibit, and Paragraph and Schedule references are to this Exhibit unless otherwise specified.

(ii)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(iii)	Unless the context requires otherwise, other grammatical forms of defined words or expressions used herein have corresponding meanings.

15. **

(a) **

(b) **

(c) In addition to the foregoing, Company shall be responsible for all incremental out-of-pocket costs of expediting late shipments. This Paragraph 15 shall not limit WMI’s other rights against Company for breach hereof, but any amounts paid by Company pursuant to this Paragraph 15 shall reduce any amounts otherwise payable by Company with respect to such breach.

16. [INTENTIONALLY OMITTED]

List of Attached Schedules

Schedule A:	Service Level Requirements
Schedule B:	Technical Specifications
Schedule C:	Printing, Packaging and Manufacturing Charges
Schedule E:	Approved Charges
Schedule F:	Code of Conduct for Manufacturers
Schedule G:	Insurance Coverage

Schedule A

Service Level Requirements

**

[10 pages]

Schedule B

Technical Specifications

**

Schedule C

Printing, Packaging and Manufacturing Charges

**

[14 pages]

Schedule E

Approved Subcontractors

**

Schedule F

Code Of Conduct For Manufacturers

At Warner Music International, we are committed to:

•	a standard of excellence in every aspect of our business and in every corner of the world;

•	ethical and responsible conduct in all of our operations;

•	respect for the rights of all individuals; and

•	respect for the environment.

We expect these same commitments to be shared by all manufacturers of Warner Music’s products and merchandise. At a minimum, we require that all manufacturers of WMI products and merchandise meet the following standards:

Child Labor

Manufacturers will not use child labor.

The Term “child” refers to a person younger than 15 (or 14. where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.

Manufacturers employing young persons who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

Coercion and Harassment	Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination	Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association	Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.

Health and Safety	Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum reasonable access to potable water and sanitary facilities; fire safety; and adequate lighting and ventilation. Manufacturers will also ensure that the same standard of health and safety are applied in any housing that they provide for employees.

Compensation	We expect manufacturers to recognize that wages are essential to meeting employees’ basic needs.

Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to a minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.

Manufacturers will compensate employees for overtime hours at such premium rate as is legally required or, if there is no legally prescribed premium rate, at a rate at least equal to the regular hourly compensation rate.

Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.

Protection of the Environment	Manufacturers will comply with all applicable environmental laws and regulations

Other Laws	Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise. All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

Subcontracting	Manufacturers will not use subcontractors for the manufacture of Warner Music products and merchandise or components thereof without Warner Music International’s express written consent, and only after the subcontractor has entered into a written commitment with Warner Music International to comply with this Code of Conduct.

Monitoring and Compliance	Manufacturers will authorize Warner Music International and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on-site inspections of manufacturing facilities and employer provided housing; reviews of books and records relating to employment matters; and private interviews with employees. Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

Publication	Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to employees, at all times.

Schedule G

Insurance Coverage

NOTE: The following insurance requirements are intended to provide insurance coverage under this Agreement and each of the other service agreements being entered into between the parties hereto and their Affiliates as of the date hereof. Accordingly, to the extent any such other agreements (or other Exhibits to this Agreement) require insurance coverage thereunder that is duplicative of the insurance coverage provided for below, such insurance coverage need not be duplicated under such other agreements.

Property Insurance, Including Extra Expense and Business Interruption: Company at all times and at its own cost and expense shall insure WMI’s property as defined and required in this Agreement under so-called “all risk” policies of insurance, including but not limited to coverage for extended perils, earthquake, windstorm, flood, and collapse; open cargo, war risk cargo and terrorism. Company shall purchase an insurance policy that indemnifies WMI for non-physical damage to source material, if available on a commercially reasonable basis and is warranted by the risk profile of the Company. WMI’s property shall consist of and not be limited to source material, finished goods and inventory, returned stock, master recordings, digital files, DVDs, CDs and all printing and packaging material.

Either dedicated policies or portfolio (blanket) coverage forms may provide the “all risk” property insurance, providing that the per occurrence limit of insurance available with respect to the WMI property at any Company location for property damage, business interruption; and extra expense shall not be less than ** per occurrence; and Terrorism for WMI Manufacturing Alsdorf shall be no less than ** per occurrence. Further, the limits of insurance applicable to the extended perils and the perils of earthquake, flood and terrorism shall be an annual aggregate. The deductible on said policies shall be the sole responsibility of Company and be of no greater amount than is commercially reasonable for a company of its financial standing. These policies shall be primary to any policy maintained by or on behalf of WMI. WMI may, at any time, review the amount of insurance required hereunder, and may, from time to time, but in no event more than annually, require a lower or higher amount depending on the best available estimate of the aggregate exposure to loss arising from damage to WMI’s property under this Agreement.

The open cargo and war risk cargo insurance policies shall provide per shipment limits of indemnity of no less than ** and contain a warehouse coverage endorsement. In the event that the ** limit of insurance is not adequate to fully insure any given shipment under this Agreement, Company shall purchase additional insurance to cover the full replacement cost of the shipment. The deductible on these policies shall be no greater than what is commercially reasonable for an enterprise with Company’s financial standing. The deductible shall be the responsibility of Company and this coverage shall be primary to any coverage maintained by WMI.

All policies shall provide for a reimbursement value with respect to WMI’s property at replacement cost for new property of like kind and quality, with no deduction for depreciation, and shall include WMI, its partners, officers, employees, and Affiliates as loss payees under the policies as their interest may appear, and shall provide that no act or omission on the part of Company as the title insured shall prejudice a direct claim by the additional insured. All property policies shall include a waiver of subrogation in favor of WMI. Further, Company agrees to secure terms with its insurer that in the event that Company fails to pay premium resulting in a cancellation of coverage that WMI will be given the opportunity to maintain coverage for its insured property under the policy; and Company will reimburse WMI ** of notice for the expense incurred.

Public Liability Insurance: Company shall also be required to obtain and maintain comprehensive general liability insurance and a follow-form “umbrella liability” policy, providing insurance against claims for bodily injury, including death, property damage, personal and advertising injury, blanket contractual liability, broad form property damage liability, explosion, collapse and underground hazard, and products and completed operations, for such claims occurring or alleged to have occurred in the course of any operations or activities contemplated by this Agreement, in such amounts as from time to time are carried by prudent owners of comparable operations, but in no event less **, and covering as additional insureds all the WMI individuals and entities for which and to the extent it is responsible under this Agreement.

Workers’ Compensation and Employers’ Liability Insurance:

The Workers’ Compensation policy shall include the following coverage:

1. Coverage A	Statutory
2. Coverage B	Employers’ Liability

Bodily Injury by Accident	** each accident
Bodily Injury by Disease	** policy limit
Bodily Injury by Disease	** each employee

Company shall maintain any other employment related insurance coverage required by any jurisdiction having control over any employees or operations used in connection with this Agreement.

Automobile Liability Insurance: Company shall purchase and maintain automobile liability and follow-form “umbrella liability” insurance for all owned, non-owned and hired vehicles with limits of not less than ** combined single limit for bodily injury and property damage. This insurance coverage must include all automotive and truck equipment used in the performance of the work under this Agreement, and must include the loading and unloading of same.

Environmental Liability Insurance: In the event Company encounters and must perform or engage a contractor to perform work related to the remediation or abatement of “hazardous material” which includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub. L. No. 99-499, 100 stat. 1613 (1986)), the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation (or applicable law in any jurisdiction outside the US), Company, or any contractor performing such work on behalf of Company, shall provide “contractor’s pollution liability” insurance, as applicable to the work to be performed, covering claims from third-party injury and property damage as a result of pollution conditions emanating from on-site, under the site, or off the site arising out of its operations and completed operations. Completed operations coverage shall remain in effect for no less than **. Minimum liability limits, including excess liability coverage, shall be **.

The automobile liability insurance must contain provisions for thirty (30) days prior written notice of cancellation, nonrenewal, material change or reduction of insurance sent by certified mail return receipt requested, and waiver of subrogation in favor of WMI, additional insureds and all other such entities, as may be reasonably requested by WMI.

Provisions Applicable to All Policies of Insurance Required Hereunder: Policies of insurance shall be underwritten by an insurer with an AM Best rating of no less than A- and a financial size class of VII or better (or an equivalent rating from an alternate rating agency), and may be an admitted or non-admitted carrier. Any insurer not meeting these criteria must be approved in writing by WMI’s risk management department whose authorization shall not be unreasonably withheld. Satisfactory evidence of insurance shall be provided before the commencement of this Agreement and shall be evidenced at each renewal by a binder and certificate of insurance at least ten (10) days before expiration of coverage and upon request of WMI, on an annual basis or as necessitated by a material change in coverage or legal action. Such certificates of insurance shall include loss payee and additional insured provisions as previously noted in this Schedule. Company shall forward to WMI a copy of all required policy forms upon request. With respect to property located outside the U.S, any loss payable to WMI shall be adjusted and paid in the currency of the United States of America, subject to the rate of exchange published in The Wall Street Journal on the date of the loss. If Company elects to maintain insurance for property located outside the US, where the policy is denominated in a currency other than the US dollar, such policy limits and deductibles shall at all times be sufficient to meet the US dollar denominated requirements set forth on this Schedule G.

Each of WMI and Company agrees to negotiate in good faith to attempt to resolve any disagreement which in any way affects any insurance required to be carried hereunder. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15) day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Insurance Arbitrator”). The Insurance Arbitrator shall be a retired executive or attorney with substantial experience in the insurance industry, preferably in the field of manufacturing, shall be independent of each of WMI and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible. The parties shall jointly appoint the Insurance Arbitrator and the identity of the Insurance Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Insurance Arbitrator. If the parties cannot agree upon a person to act as the Insurance Arbitrator within thirty (30) days of the expiry of the fifteen (15) day negotiation period specified in this Paragraph, then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Insurance Arbitrator shall be final and binding on each of the parties. For the avoidance of doubt, Company shall at all times including during the pendency of any dispute and until such time as such dispute is resolved be required to continue to procure insurance policies at its sole expense in full force and effect as required in this Agreement and as specified herein.

Exhibit B

PP&S Terms

References to “Company” when used in this Exhibit shall be deemed to refer to Cinram (as defined in the Agreement). Capitalized terms used in this Exhibit but not defined where they appear in the text are defined in Paragraph 13 below.

1. Appointment.

(a)

(i)	WMI hereby appoints Company to render, and Company shall render, PP&S Services for one hundred percent (100%) of Products for direct shipment to retail customers in the Exclusive Territory (subject to the Permitted Exclusion and the other terms and conditions of this Agreement), in accordance with the terms hereof. (Notwithstanding the foregoing, and for the avoidance of doubt, the PP&S Services shall not include any direct-to-consumer services, including without limitation any direct-to-consumer distribution, returns processing, inventory control, warehousing, or shipping services.) Additionally, Company shall have non-exclusive rights (exercisable in WMI’s discretion) to render and shall, at the request of WMI, render PP&S Services for Records intended for sale or other disposition in the Non-Exclusive Territory in accordance with the terms hereof.

(ii)	Notwithstanding anything to the contrary contained in Paragraph 1(a)(i) above, from and after the effective date of a Recorded Music Major Transaction (the “RMMT Effective Date”), the appointment of Company under this Exhibit shall instead be to render, and Company shall render, PP&S Services for at least the Specified Percentage (and, at WMI’s election, more than the Specified Percentage) of Products in the Exclusive Territory in accordance with the terms hereof (subject to the Permitted Exclusion and the other terms and conditions of this Agreement). WMI shall, use commercially reasonable efforts to provide that the combined entity’s use of PP&S Services under this Exhibit (i.e., mix of New Releases and Catalog Titles) following the RMMT Effective Date remains generally consistent with WMI’s use of PP&S Services under this Exhibit prior to the RMMT Effective Date. The “Specified Percentage” equals the fraction, expressed as a percentage: (A) the numerator of which shall be one hundred percent (100%) of the number of Units of Products picked, packed and shipped for sale in the Exclusive Territory by Company for WMI under this Exhibit and (prior to the Effective Date) under the International PP&S Agreement (and/or by WMI on its own behalf, if applicable) during the twelve (12) complete calendar months immediately preceding the RMMT Effective Date (the “WMI Output”); and (B) the denominator of which shall be the WMI Output plus one hundred percent (100%) of the number of Units of Records in physical formats picked, packed and shipped for sale in the Exclusive Territory by or for the recorded music business of the applicable Major during the same twelve (12)-month period.

(iii)	WMI and its Affiliates shall be solely responsible for: (A) all sales solicitation of Products; (B) processing of all orders of Units of Products by customers; (C) invoicing and collection of customer accounts; and (D) the processing and issuance of credits to customers.

(b) Reservation of Rights. WMI hereby reserves all rights in and to Products not otherwise expressly granted to Company in this Exhibit.

(c) Reports. Company shall prepare for WMI and its Affiliates the shipments, returns and inventory reports in the same format and details as were received by WMI or its Affiliates as of the Effective Date and shall supply WMI and its Affiliates with such reports on at least a monthly basis during the Term. If Company provides more detailed reports to any other party during the Term, Company shall, at WMI’s or its Affiliates’ request, provide such more detailed reports to WMI and its Affiliates under this Exhibit as of the date that Company commences providing such more detailed reports to such other party but subject to the same terms and conditions under which such reports are provided to such other party (e.g., any additional fees or amounts charged to such party for such more detailed reports). Monthly and quarterly shipments and return reports shall include at least the following information: selection number, artist name, selection title, product configuration, gross units shipped, units actually returned, net units and Fees. Nothing in such reports shall impart any competitively-sensitive information about Company, Company s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company.

(d) Facilities. Company shall utilize “first-class” facilities either directly or, subject to WMI’s prior approval, by subcontract, for the prompt, timely, and satisfactory performance of the PP&S Services committed under this Exhibit. All distribution center locations used by Company in connection with Products shall be subject to WMI’s prior approval (which approval shall not be unreasonably withheld). WMI hereby acknowledges that those distribution facilities listed on Schedule G hereto currently constitute “first-class” facilities and shall be deemed approved by WMI for Company’s use under this Exhibit in connection with Products.

(e) Company’s Undertakings.

(i)

Company shall render Services for WMI to all locations throughout the Territory for all orders for Products as designated by WMI. The Services: (A) shall be rendered on a so-called “label blind” basis; (B) shall be rendered in at least the same general manner, subject to at least the same general standards and in at least the same general quality as provided by Company to all other parties whose products are distributed by Company in the Territory, but if any such services are not part of the standard Services otherwise provided to WMI under this Exhibit and the provision of such services is at a higher cost to Company, then if WMI requests such services, such services shall be provided to WMI under this Exhibit, but subject to the same terms and conditions provided to such other party (this clause (B) shall not require Company to provide any new services to WMI if the cost of providing such services would be unreasonably burdensome to Company; provided, however, that nothing contained in this clause (B) shall limit Company’s obligations set forth in Paragraph 7 of this Exhibit); (C) shall be rendered in at least the same manner, subject to at least the same standards and in at least the same quality as was provided to WMI’s Affiliates at the Alsdorf Facility for the products of WMI’s Affiliates immediately prior to the Original Effective Date; (D) shall be rendered in accordance with “first-class” standards that meet the highest quality available in the industry; and (E) shall be rendered in accordance with, or exceed, each of the service level requirements set forth on Schedule A hereto (the requirements set forth on Schedule A hereto being the “Service Level Requirements”).

(ii)	Company shall ship each Product without alteration in the same configuration and format designated by WMI.

(iii)	Company shall accept the return of all Units of Products previously distributed by or on behalf of WMI in the Territory prior to the Original Effective Date.

(f) Business Continuity; Facilities.

(i)	Upon WMI’s request, senior Company employees shall meet with a team designated by WMI to discuss ongoing business continuity issues and, if deemed applicable by WMI, an efficient transition to one or more new manufacturers and/or distributors. At WMI’s option, WMI and/or its designated agent(s) shall be permitted at any time during normal business hours to enter any facilities in which any property of WMI (including without limitation, Products, or Components) reside, in order to retrieve or otherwise access any such WMI property.

(ii)	Company shall provide at least ** prior written notice to WMI of any actual or anticipated closure or discontinuation of use (whether permanent or temporary and whether partial or complete) of any of Company’s facilities used in providing PP&S Services (including without limitation the Alsdorf Facility).

(iii)	Company shall provide advance written notice to WMI of all decisions regarding the sale, transfer, disposition, or any other change with respect to Company’s material property, facilities and/or assets used in providing the PP&S Services.

(g) Compliance with Law; Code of Conduct. Company shall comply (i) with all laws and regulations in connection with Company’s undertakings under this Agreement, except where the failure to do so individually or in the aggregate is immaterial; and (ii) subject to relevant local laws including privacy laws, with the code of conduct attached as Schedule B hereto.

(h) Quarterly Meetings. At least once every calendar quarter, WMI may meet with Company’s Chief Executive Officer (or equivalent) and Chief Financial Officer (or equivalent) to assess Company’s performance under this Agreement and its ongoing ability to perform its obligations under this Agreement.

(i) Shipping. If WMI is responsible for shipping expenses, should WMI so elect, WMI shall have the right to: (i) select the shipping agent(s) utilized by Company for shipping of Units of Products and/or other materials under this Exhibit (and, in doing so, assume the risk of loss for such units of Products in transit); or (ii) in lieu of selecting such shipping agent(s), require that Company submit to WMI any proposed shipping agent(s) which Company wishes to utilize under this Exhibit for WMI’s prior written approval. If, in a particular instance, WMI is not responsible for shipping expenses or WMI does not exercise its rights pursuant to the preceding sentence, Company shall utilize the same shipping agent(s) utilized by Company for the shipping of a majority of the other products shipped by or on behalf of Company.

(j) Additional Services. At WMI’s reasonable request, Company shall provide WMI with assembly, packing and shipping services for “point of sale,” promotional and merchandising materials to be utilized in connection with Products. Such services shall be provided by Company to WMI on a non-exclusive basis only (and only to the extent that WMI so requests any such services) and, to the extent so requested, shall be provided to WMI at competitive market rates otherwise available to WMI. Notwithstanding this Paragraph 1(j), Company shall only be required to provide such services if either WMI (either itself or through any of its Affiliates) provided such services on its own behalf prior to the commencement of the Term or if Company then-currently provides such services to any party (in which case, if WMI requests such services and Company is not contractually prohibited from providing such services to WMI, they shall be provided to WMI on the same terms and conditions as are provided to such other party). If Company provides any Services to WEA under Exhibit B (PP&S Terms) to the US/Canada Manufacturing and PP&S Agreement, then Company shall provide such Services to WMI under this Exhibit but only to the extent that it is reasonably feasible for Company to do so.

(k) Location of Company’s Distribution Facility. Any change of location of WMI’s current distribution facility located in Alsdorf, Germany (the “Alsdorf Facility”) shall require the prior written approval of WMI (such approval not to be unreasonably withheld); provided, however, that it shall be deemed reasonable for WMI to withhold such approval if Company wishes to relocate such facility outside the Exclusive Territory or if such relocation would result in increased costs or expenses for WMI, including any shipping expenses. Company shall be entirely responsible for any incremental costs arising from the primary distribution costs of Product from the manufacturing facility (which was adjacent to the distribution facility as of the commencement of the Term) to any new approved distribution facility and any costs associated with the re-location of that business and notwithstanding WMI’s approval for any such relocation, Company shall continue to be solely responsible for all shipping expenses for Units of Products from point of manufacture to such distribution center as provided under Paragraph 3(i) of Exhibit A (M&P terms) to this Agreement.

(l) Enhanced Services. Company shall work with WMI to provide cost-effective solutions to the increasing demands of WMI’s business. These currently include shelf ready product, consolidation of direct distribution to other territories, distribution services inclusive of certain generic charges such as copyright and/or royalty, local language packing slips and enhancement of customer requested data.

(m) Permitted Exclusion. Notwithstanding anything in this Agreement to the contrary:

(i)	**

(ii)	**

(iii)	**

(A)	**

(B)	**

(C)	**

(n) **

2. Title. Title to Units of Products under this Exhibit (including all copyrights and trademarks contained therein) shall remain in WMI or WMI’s Affiliates, as applicable. Company acknowledges that Products (including all intellectual property contained therein and relating thereto) are protected under copyright laws and that WMI is the rightful owner or license holder of all such copyrights. Company acknowledges that any removal of any such materials from Company’s approved facilities without WMI’s written approval, and any distribution of any such materials in the Territory without WMI’s written approval, is an infringement of WMI’s copyright. Company shall bear the risk of loss for Units of Products in Company’s possession, under Company’s control or in transit during any shipping of Products between Facilities (to the extent that Company is responsible for paying such shipping expenses). Notwithstanding, and in addition to, the foregoing, solely to protect WMI in the circumstance that it is ever determined by a court of competent jurisdiction that Units of Products are owned by Company contrary to the express terms of this Exhibit and intention of the parties, Company hereby grants and shall be deemed to have granted to WMI on the Effective Date a security interest in all such present and future Products, and all products and proceeds (including, without limitation, insurance proceeds but excluding amounts payable to Company for PP&S Services provided hereunder) of the foregoing, and any additions, improvements and accessions to, and all books and records describing or used in connection with any of the foregoing, to secure all debts, liabilities and obligations of Company to WMI, whether now existing or arising hereafter (including without limitation as a result of Company’s breach of this Agreement or any other agreement with WMI, including as a result of the rejection of this Agreement or any other agreement with WMI in a bankruptcy or similar proceeding) and whether liquidated or contingent. The security interest shall attach on the earlier of when such Products are (a) acquired by the Company or (b) identified to the contract as contemplated in UCC Section 2-501. Company agrees to take such steps as WMI may reasonably request in connection with the perfection of such security interest or otherwise to protect the rights of WMI with respect thereto, at WMI’s expense. WMI shall have all rights, powers and privileges of a secured party under the UCC.

3. Ordering Products. WMI and its Affiliates shall cause the manufacture of and delivery to Company of such stocks of Products as shall be determined by WMI in WMI’s sole discretion.

4. Company’s Financial Obligations. WMI shall not be responsible for payment of any of Company’s (or Company’s Affiliates’) indirect or general overhead charges or the salaries of Company’s (or Company’s Affiliates’) employees or agents. All costs associated with the rendering of Services shall be borne by Company. All charges for all packaging materials (including boxes and filler materials) are at the cost of Company. All actual, out-of-pocket, non-overhead freight charges incurred by or on behalf of Company for shipping of Units of Products from Company’s distribution warehouse facilities to WMI’s customers or otherwise at WMI’s request shall be borne by WMI. To the extent that any shipping costs under this Exhibit are to be borne by WMI, WMI shall only be required to pay Company’s actual, documented, out-of-pocket costs charged by such shipping company for the shipment of Units of Products and/or other materials under this Exhibit and such costs shall be reimbursed to Company within ten (10) business days following Company’s rendition of such invoice to WMI (but in no event shall WMI be required to make any such payment prior to Company’s payment of such invoice to such shipping agent). Company shall be solely responsible for all costs or expenses related to the shipping of Units of Products between Facilities to the extent that such movements were made at Company’s own request or direction.

5. Terms of Sale of Products. WMI shall determine all terms of sale for Products.

6. Other Obligations.

(a) Storage. Company shall accept and store all Units of Products delivered to or otherwise held by Company under this Exhibit in accordance with the provisions of Schedule C hereto. Products shall be kept segregated from all of Company’s other products or merchandise. The risk of loss, due to any reason, of Units of Products in Company’s possession or control shall be borne by Company, as further described herein; provided, however, that to the extent any such loss was directly caused by a WMI Employee, Company shall not bear the risk of loss except to the extent such loss is or would have been covered by Company’s property insurance required under this Agreement and as set forth on Schedule D hereto.

(b) Insurance. During the Term, Company shall: (i) comply with all provisions set forth on Schedule D hereto; and (ii) at Company’s sole cost and expense, maintain adequate insurance coverage for: (A) all Products while such Products are in Company’s possession, under Company’s control or in transit to or from Company or its designees to any Facility; and (B) the other matters set forth on Schedule D hereto. The insurance required under this Agreement is not intended to limit Company’s liability as otherwise provided in this Agreement.

(c) Computer Access. In order that WMI and its Affiliates are able to monitor daily shipments, receipt, production and inventory activity of Products, Company shall give WMI access to Company’s computer system for the purpose of providing WMI with real-time information stored therein relating to Products at Company’s expense (but no access shall be allowed to information relating to any other party’s products or any personal data possessed by Company). Such system shall provide WMI with all of the same types of reports and information currently provided by, and as may be available from, Company’s computer systems in connection with other products distributed by Company. In connection therewith, Company shall work with WMI to ensure that WMI is provided with at least the same level of reports and information that WMI’s own systems provided as of the Original Effective Date. Nothing in such reports or information provided shall impart any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services or any personal data possessed by Company. Such access shall be available to WMI **, at all times during the Term. Notwithstanding anything in this Exhibit to the contrary, Company may perform system maintenance and upgrades during which such systems may not be available; provided, however, that such downtime does not exceed **. Throughout the Term, Company shall, at Company’s cost, reasonably maintain and enhance its IT services so as to be of a comparable standard to those offered by “first-class” distributors in the Territory.

(d) Inspection. Subject to the provisions set forth below, during the Term and for a period of one (1) year following the expiration or termination of the Term, WMI shall have the right to inspect each WMI Facility and any other facility utilized by Company in connection with Products, or the provision of Services under this Exhibit, during regular business hours (utilizing either WMI’s own employees, third-party advisers or representatives, insurers, or other experts retained by WMI). WMI may conduct such inspections of each Facility or such other facility up to **; provided, however, that to the extent WMI or any of its Affiliates are required by law or contract to inspect, to provide inspections, or to provide information that cannot reasonably be obtained without an inspection for any party that would require inspections to be performed more than **, WMI shall, upon reasonable prior written notice to Company; be permitted to perform any such inspection(s). In addition to the inspections permitted in the preceding sentence, at any time upon receipt of any Security Breach Notice (as defined in Paragraph 6(e) below), WMI shall have the unlimited right upon reasonable notice to inspect any facility which was the location of the event(s) giving rise to the need for such Security Breach Notice. During any such inspection, WMI may conduct physical inventories of Units of Products in Company’s possession or under Company’s control. WMI shall not have access to any competitively-sensitive information relating to any other party’s products or any personal data possessed by Company during the inspections permitted under this Paragraph 6(d).

(e) Security. Company shall maintain security standards that are at least equivalent to those provided by other “first-class” distributors, both in the segregated area of the WMI Facilities for Products and throughout the WMI Facilities, and shall at all times employ the utmost care and diligence to prevent loss, damage, theft, disappearance, unauthorized destruction or usage of Products. Company’s security procedures shall be subject to WMI’s prior written approval. Company shall maintain such procedures as approved by WMI and as may reasonably be given to Company from time to time throughout the Term. Notwithstanding the foregoing, Company’s security measures (which shall include closed-circuit television monitoring, pass-protected access, employee checking and spot searching, etc.) shall be sufficient to ensure that Products and the intellectual property embodied in such Products are in no way compromised, stolen, “leaked” to the public (e.g., copying of recordings embodied on Products which may lead to the availability of such recordings to the public via the Internet or similar means) or otherwise made available to any unauthorized parties. Upon discovery of: (i) loss, damage, theft, disappearance, or destruction of Products exceeding ** Euros **; or (ii) any unauthorized usage of Products, Company shall notify WMI as soon as reasonably possible, and in any event within seventy-two (72) hours following such discovery, and shall include in such notification sufficient detail to allow WMI to investigate such incident (each, a “Security Breach Notice”). Regardless of Company’s compliance with all security measures set forth herein or with procedures approved by WMI, Company shall be liable as provided herein for the loss, damage, theft, disappearance, destruction or unauthorized usage of any Products.

(f) Salvage. At all times and regardless of whether Company or its insurers are required to compensate WMI for loss as required under this Agreement, WMI shall retain the sole right to salvage for damaged Products. Company shall not surrender damaged Products to insurers or any other party for destruction or disposal without obtaining WMI’s prior written consent.

(g) WMI Employees. Company shall throughout the Term, at the request of WMI, provide up to a maximum of ** employees of WMI or its Affiliates (the “WMI Employees”) who are responsible for stock control with, at Company’s expense: (i) reasonable office accommodations at such Facilities utilized for distribution and/or warehousing as may be specified from time to time by WMI; (ii) individual computers; (iii) copy services and any other similar office services in order to permit them to carry out their functions; (iv) office meal/pantry/refreshment and recreational and similar facilities similar to those provided to Company’s employees at such facilities; and (v) all other reasonable support functions as provided to them as of the Original Effective Date. Company shall also provide telephone, Internet and fax access for each WMI Employee, and WMI shall reimburse Company for Company’s actual, documented, out-of-pocket costs therefore. Amounts owing under this Paragraph 6(g) shall be invoiced by Company at month end and shall be payable ** days from the date of the rendition of such invoice. WMI shall be responsible for the direction of, and all compensation and related obligations for WMI Employees. WMI shall retain the right of direction of the employees, and such employees shall not be integrated into the Company’s business. The WMI Employees shall operate in accordance with WMI’s code of conduct and Company’s standard code of conduct contained in its employee policy manual at the applicable WMI Facility (which code of conduct shall be subject to WMI’s reasonable approval) and all other lawful policies adopted by Company from time to time governing the conduct of all of its employees and contractors. In the performance of their tasks, the WMI Employees shall not have access to any competitively-sensitive information relating to any other party’s products or any personal data possessed by Company.

(h) Disaster Recovery Plan. Company shall provide an updated disaster recovery plan (“Disaster Recovery Plan”) in respect of picking, packing and shipping of Products to WMI within one hundred twenty (120) days of the commencement of the Term. The Disaster Recovery Plan shall be approved by WMI and shall include evidence of plans to circumvent disasters in each department and catastrophic failure at the distribution facilities and contracts with third parties and their capacity guarantees.

7. Technology. Company shall reasonably update the WMI Facilities at Company’s cost to keep up with new technology requirements, including investing in technology, systems, equipment and processes to automate distribution processes, packaging and assembly to provide at least the same level of quality and service provided by other “first-class” distributors of Records in the Territory. In the event that any investment in a fundamental new technology (e.g., the conversion to automated systems) results in a decrease in Company’s net costs (i.e., taking into account the cost of Company’s said investment in implementing such new technology) by more than **, the Fees shall be adjusted so that the net cost benefit is shared equally between WMI and Company. Company shall maintain and update its information and technology capabilities at the WMI Facilities, at Company’s reasonable cost, to meet reasonable WMI requirements and maintain competitive services for WMI and its customers.

8. Invoices and Payments.

(a) Rendition of Invoices. Except with respect to shipping charges to be borne by WMI as provided in Paragraph 3(i) of this Exhibit, in the case of WMI Affiliates and licensees for each month of the Term, Company shall prepare and render invoices in Euros to such WMI Affiliates and licensees on the 15th day of each such month setting forth all Fees owed by WMI under this Exhibit with respect to such Affiliates and licensees. The amount due to Company pursuant to each such invoice shall be due and payable in Euros by the WMI Affiliates and directly by licensees to Company on or before ** following Company’s rendition of such invoices. At WMI’s sole election, Company shall prepare and render invoices in Euros to such nominated WMI Affiliates and licensees with respect to each completed and shipped Order of Products setting forth all Fees owed by WMI under this Exhibit with respect to such nominated Affiliates and licenses. The amount due to Company pursuant to each such invoice shall be due and payable in Euros by the WMI Affiliates and directly by licensees to Company on or before ** following Company’s rendition of such invoices. If any WMI Affiliate or licensee disputes an amount contained in an invoice but has already paid to Company such amount, the WMI Affiliate or licensees may withhold the disputed amount from amounts otherwise owed to Company under this Exhibit during the pendency of such dispute. The invoices for all units under this Exhibit will follow the same format as current invoices but at a minimum shall contain “per SITU” line item detail with special handling or other miscellaneous charges indicated separately in the form and manner consistent with Company’s general form of invoice. Company shall submit all such invoices to WMI electronically pursuant to instructions given by WMI to Company from time to time (and in paper form, to the extent WMI so requests) and throughout the Term Company shall make available to WMI and its Affiliates a system where by all such invoices can be submitted electronically to WMI and its Affiliates.

(b) Audits. WMI shall have the right, at WMI’s sole expense, to examine (and/or to appoint representatives to examine) Company’s (and Company’s Affiliates’) books and records in order to: (i) verify the correctness of any invoice prepared and rendered by Company in accordance with Paragraph 8(a) of this Exhibit; (ii) establish the applicability of the provisions contained in Paragraph 3 of the main body of the Agreement, Paragraph 15 of this Exhibit, and/or the occurrence of any Termination Event; or (iii) otherwise establish compliance by Company with its obligations under this Agreement; provided, however, that only independent, third-party auditors (i.e., auditors other than WMI’s then-current outside auditor) shall be utilized for the review of Company’s books and records. Independent third-party auditors shall have access to all information necessary to perform their duties, however nothing in any report provided to WMI or its Affiliates by any such independent third-party auditors shall impart to WMI or its Affiliates any competitively-sensitive information about Company, Company’s Affiliates or any third parties for which Company renders any services. If any such audit reveals that WMI and/or WMI’s Affiliates have been overcharged, Company shall reimburse WMI in the amount of the overcharge. If any such audit reveals that WMI and/or its Affiliates have been overcharged by an amount exceeding ** for the audit period, Company shall reimburse WMI in the amount of the overcharge plus, all fees paid by WMI to the auditors concerned in connection with such audit and any other actual, documented, out-of-pocket expense incurred by WMI in connection with such audit. Company shall pay interest to WMI on the amount of the overcharge at **. Regardless of the number of audits conducted under this Exhibit revealing the same specific overcharge to WMI, Company shall not be required to repay to WMI the amount of any such overcharge more than once. WMI’s audit right shall survive the expiration or termination of the Term for two (2) years; provided, however, that to the extent WMI or any of WMI’s Affiliates are required by law or contract to audit, to provide audits or to provide information which cannot be reasonably obtained without an audit for any third party subsequent to two (2) years after the expiration or termination of the Term, then WMI’s audit rights shall be so extended beyond such date as may be reasonably necessary for WMI to comply with such obligations. Company shall retain all books and records related to the performance of Services under this Exhibit after the expiration or termination of the Term for so long as WMI or its Affiliates may need to perform audits under this Exhibit, but in no event for more than three (3) years after the rendition of the invoice with respect to the Services to which such invoice relates; provided, however, that before Company destroys any books or records, Company shall deliver written notice of such intent to destroy to WMI not more than sixty (60) days, and not less than thirty (30) days, before the intended date of destruction. WMI shall have fifteen (15) days after receipt of such notice to request copies of the books and records to be destroyed, in which case Company shall make copies of such books and records and deliver the same to WMI (but excluding information related to other customers of Company) at WMI’s expense (but at Company’s expense if such copies are of electronic files). As used in this Exhibit, “books and records” shall include, without limitation, physical data and data stored in any electronic, magnetic or optical format.

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13. Definitions.

(a) Certain Terms.

(i)	“Business Days” shall mean Monday through Friday inclusive except for any public holiday which shall fall on any of those days.

(ii)	“Combined Entity” shall mean the entity or entities formed as a result of any Recorded Music Major Transaction.

(iii)	“Contract Year” shall mean each separate, consecutive one (1)-year period of the Term, the first such period to commence on the first day of the Term.

(iv)	“Exclusive Territory” shall mean Germany, Austria, Switzerland, Netherlands, Denmark, Belgium, Finland, Norway, and Sweden.

(v)	“Facility” shall mean any facility owned and/or leased and controlled by Company or one of Company’s Affiliates.

(vi)	“Fees” shall mean the pick, pack and ship fees and the various amounts set forth on Schedule C hereto, in each case, subject to adjustment as provided in this Exhibit.

(vii)	“Key Release” shall mean a New Release of which greater ** and less ** have been Ordered.

(viii)	“Key Release Date” shall mean the date by which the Orders for a Key Release are required to be shipped pursuant to Schedule A hereto.

(ix)	“New Release” shall mean any Product prior to and including such Product’s “street date.”

(x)	“Non-Exclusive Territory” shall mean the territories as set forth on Schedule E hereto.

(xi)	“Order” shall mean a request made by WMI for the rendering of any PP&S Services in connection with Units of Products or other materials under this Exhibit. An “Order” may be for individual Products or other materials, may be for multiple Products or other materials and may specify multiple quantities of the same Product or other materials to be delivered to single and/or multiple locations.

(xii)	“Platinum Release” shall mean a New Release for which greater than one hundred thousand (100,000) Units have been ordered.

(xiii)	“Platinum Release Date” shall mean the date by which the Orders for a Platinum Release are required to be shipped pursuant to Schedule A hereto.

(xiv)	“PP&S Services” shall mean services provided by Company to WMI from approved locations which shall include: (i) warehousing and storage; (ii) goods inward services; (iii) order processing, picking and packing activities; (iv) dispatch; (v) transportation and shipping; (vi) returns processing; and (vii) additional activities as requested and approved by WMI to all locations in the Territory as designated by WMI. These services are set out more fully in Schedule F hereto. “PP&S Services” shall also be deemed to include those specialist services currently known as Indent, Down2one and Pre-Packed Order. For the avoidance of doubt, all determinations regarding the handling of Units of Products and other materials under this Exhibit, including the handling of returns, stickering, preparation for shipment (e.g., boxing, etc.) and shipment of Units of Products shall be made solely by WMI.

(xv)	“Products” shall mean all Records for which WMI requires PP&S Services to be performed during the Term and for which WMI has the unilateral right to control the identity of the party who renders such PP&S Services. Following a Recorded Music Major Transaction, “Products” shall mean all Records for which the Combined Entity requires PP&S Services to be performed during the Term and for which the Combined Entity has the unilateral right to control the identity of the party who renders such PP&S Services. It has been WMI’s general custom to use its commercially reasonable efforts to acquire the unilateral right to control the identity of the party who renders PP&S Services in connection with Records. WMI shall continue to do so during the Term, in accordance with past practice.

(xvi)	“Recorded Music Major Transaction” shall mean a joint venture, merger, or other combination of all or a substantial portion of the recorded music businesses of Warner Music Group with all or a substantial portion of the recorded music businesses of any Major.

(xvii)

“Records” shall mean all physical forms of recording and reproduction by which sound may be recorded now known or which may hereafter become known, manufactured or sold primarily for home use, jukebox use, or use on or in means of transportation, including magnetic recording tape, film, electronic video recordings and any other physical medium or device for the production of artistic performances manufactured or sold primarily for home use, jukebox use or use on or in means of transportation, whether embodying: (i) sound alone; or (ii) sound synchronized with visual images, e.g., “sight and sound” devices, but only so long as such forms of recording and reproduction contain performances of works by recording artists.

(xviii)	“Services” shall mean the PP&S Services and all other series to be provided by Company under this Exhibit.

(xix)	“Territory” shall mean the Exclusive Territory and the Non-Exclusive Territory.

(xx)	“Unit” shall mean a finished product in a form that is delivered to end consumers, carries a unique identifier code (UPC/EAN/promo no.) and is warehoused as a Stock Keeping Unit (SKU).

(xxi)	“WMI Facility” shall mean any Facility at which Company provides Services to WMI under this Exhibit.

(b) Other Definitional and Interpretative Provisions.

(i)	The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Exhibit shall refer to this Exhibit as a whole and not to any particular provision of this Exhibit, and Paragraph and Schedule references are to this Exhibit unless otherwise specified.

(ii)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(iii)	Unless the context requires otherwise, other grammatical forms of defined words or expressions used herein have corresponding meanings.

14. **

(a) **

(b) **

(c) In addition to the foregoing, Company shall be responsible for all incremental costs of expediting late shipments. This Paragraph 14 shall not limit WMI’s other rights against Company for breach hereof; but any amounts paid by Company pursuant to this Paragraph 14 shall reduce any amounts otherwise payable by Company with respect to such breach.

15. [INTENTIONALLY OMITTED]

List of Attached Schedules

Schedule A: Service Level Requirements

Schedule B: WMI’s Code of Conduct for Third-Party Service Providers

Schedule C: Fee Schedule

Schedule D: Insurance Coverage

Schedule E: Non-Exclusive Territories

Schedule F: PP&S Services

Schedule G: Approved Facilities

Schedule A

Service Level Requirements

**

[5 pages]

Schedule B

WMI’S Code of Conduct For Third-Party Service Providers

1. Company will not (without WMI’s written consent) manufacture merchandise utilizing any properties the copyright or trademark to which is owned or licensed exclusively by WMI, or its wholly owned or controlled Affiliates other than Products in accordance with this Exhibit.

2. Company shall not use child labor in the manufacturing, packaging or distribution of Products. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of Products.

3. Company shall only employ persons whose presence is voluntary. Company shall not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

4. Company shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

5. Company shall not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

6. Company recognizes that wages are essential to meeting employees’ basic needs. Company shall comply, at a minimum, with all applicable wage and hour laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and shall provide legally mandated benefits. If local laws do not provide for overtime pay, Company shall pay at least regular wages for overtime work. Except in extraordinary business circumstances, Company shall not require employees to work more than the lesser of (a) forty-eight (48) hours per week and twelve (12) hours overtime or (b) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus twelve (12) hours overtime: In addition, except in extraordinary business circumstances, employees will be entitled to at least one (1) day off in every seven (7)-day period. Company agrees that, where local industry standards are higher than applicable legal requirements, it will meet the higher standards.

7. Company shall provide employees with a safe and healthy workplace in compliance with all applicable laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Company also shall ensure that the same standards of health and safety are applied in any housing it provides for employees. Company shall provide WMI with all information WMI may request about manufacturing, packaging and distribution facilities for the Products.

8. Company shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable laws.

9. Company shall comply with all applicable laws, including those pertaining to the manufacture, pricing, sale and distribution of Products.

10. Company shall comply with all applicable environmental laws.

Schedule C

Fee Schedule

**

Schedule D

Insurance Coverage

1.	Property Insurance, Including Extra Expense and Business Interruption: Company at all times and at its own cost and expense shall insure WMI’s property as defined and required in this Agreement under so-called “all risk” policies of insurance, including but not limited to coverage for extended perils, earthquake, windstorm, flood, collapse, open cargo, war risk cargo and terrorism, and non-physical damage to source material. WMI’s property shall consist of and not be limited to source material, finished goods and inventory, returned stock, master recordings, digital files, DVDs, CDs and all printing and packaging material.

Either dedicated policies or portfolio (blanket) coverage forms may provide the “all risk” property insurance, providing that the aggregate per occurrence limit of insurance available with respect to the WMI property at any Company location for property damage, business interruption, and extra expense shall not be less than **. The deductible on said policy shall be the sole responsibility of Company and be of no greater amount than is commercially reasonable for a company of its financial standing. These policies shall be primary to any policy maintained by or on behalf of WMI. WMI may, at any time, review the amount of insurance required hereunder, and may, from time to time, but in no event more than annually, require a lower or higher amount depending on the best available estimate of the aggregate exposure to loss arising from damage to WMI’s property under this Agreement.

The open cargo and war risk cargo insurance policies shall provide per shipment limits of indemnity of no less than ** and contain a warehouse coverage endorsement. In the event that the ** limit of insurance is not adequate to fully insure any given shipment under this Agreement, Company shall purchase additional insurance to cover the full replacement cost of the shipment. The deductible on these policies shall be no greater than what is commercially reasonable for an enterprise with Company’s financial standing. The deductible shall be the responsibility of Company and this coverage shall be primary to any coverage maintained by WMI.

All policies shall provide for a reimbursement value with respect to WMI’s property at replacement cost for new property of like kind and quality, with no deduction for depreciation, and shall include WMI, its partners, officers, employees, and Affiliates as loss payees under the policies as their interest may appear, and shall provide that no act or omission on the part of Company as the title insured shall prejudice a direct claim by the additional insured. All property policies shall include a waiver of subrogation in favor of WMI. Further, Company agrees to secure terms with its insurer that in the event that Company fails to pay premium resulting in a cancellation of coverage that WMI will be given the opportunity to maintain coverage for its insured property under the policy; and Company will reimburse WMI within ten (10) days of notice for the expense incurred.

2.	Public Liability Insurance: Company shall also be required to obtain and maintain comprehensive general liability insurance and a follow-form “umbrella liability” policy, providing insurance against claims for bodily injury, including death, property damage, personal and advertising injury, blanket contractual liability, broad form property damage liability, explosion, collapse and underground hazard, and products and completed operations, for such claims occurring or alleged to have occurred in the course of any operations or activities contemplated by this Agreement, in such amounts as from time to time are carried by prudent owners of comparable operations, but in no event less than **, and covering as additional insureds all the WMI individuals and entities for which and to the extent it is responsible under this Agreement.

3.	Workers’ Compensation and Employers’ Liability Insurance:

The Workers’ Compensation policy shall include the following coverage:

1. Coverage A	Statutory
2. Coverage B	Employers’ Liability

Bodily Injury by Accident	** each accident
Bodily Injury by Disease	** policy limit
Bodily Injury by Disease	** each employee

Company shall maintain any other employment related insurance coverage required by any jurisdiction having control over any employees or operations used in connection with this Agreement.

4.	Automobile Liability Insurance: Company shall purchase and maintain automobile liability and follow-form “umbrella liability” insurance for all owned, non-owned and hired vehicles with limits of not less than ** combined single limit for bodily injury and property damage. This insurance coverage must include all automotive and truck equipment used in the performance of the work under this Agreement, and must include the loading and unloading of same.

5.	Environmental Liability Insurance: In the event Company encounters and must perform or engage a contractor to perform work related to the remediation or abatement of “hazardous material” which includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub. L. No. 99-499, 100 stat. 1613 (1986)), the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation (or applicable law in any jurisdiction outside the U.S.), Company, or any contractor performing such work on behalf of Company, shall provide “contractor’s pollution liability” insurance, as applicable to the work to be performed, covering claims from third-party injury and property damage as a result of pollution conditions emanating from on-site, under the site, or off the site arising out of its operations and completed operations. Completed operations coverage shall remain in effect for no less than five (5) years after final completion. Minimum liability limits, including excess liability coverage, shall be **.

The automobile liability insurance must contain provisions for thirty (30) days prior written notice of cancellation, nonrenewal, material change or reduction of insurance sent by certified mail return receipt requested, and waiver of subrogation in favor of WMI, additional insureds and all other such entities, as may be reasonably requested by WMI.

6.

Provisions Applicable to All Policies of Insurance Required Hereunder: All policies of insurance shall be underwritten by an insurer with an AM Best rating of no less than A-and a financial size class of VII or better (or an equivalent rating from an alternate rating agency). All insurance companies are to be licensed to issue such insurance in the U.S. and or respective jurisdiction where WMI’s property will be located or where operations may be conducted under this Agreement, and the coverage territory for all such policies shall include all such territories. Satisfactory evidence of insurance shall be provided before the commencement of this Agreement and shall be evidenced at each renewal by a binder and certificate of insurance at least ten (10) days before expiration of coverage and upon request of WMI, on an annual basis or as necessitated by a material change in coverage or legal action. Such certificates of insurance shall include loss payee and additional insured provisions as previously noted in this Schedule. Company shall forward to WMI a copy of all required policy forms upon request. With respect to property located outside the U.S., any loss payable to WMI shall be adjusted and paid in the currency of the United States of America, subject to the rate of exchange published in The Wall Street Journal on the date of the loss. If Company elects to maintain insurance for property located outside the U.S., where the policy is denominated in a currency other than the U.S. dollar, such policy limits and deductibles shall at all times be sufficient to meet the U.S. dollar denominated requirements set forth on this Schedule D.

Each of WMI and Company agrees to negotiate in good faith to attempt to resolve any disagreement which in any way affects any insurance required to be carried hereunder. In the event that such good faith negotiation does not result in the resolution of any such disagreement within a fifteen (15)-day period, the parties shall retain an arbitrator to make a fair and reasonable determination as to any such disagreement (the “Insurance Arbitrator”). The Insurance Arbitrator shall be a retired executive or attorney with substantial experience in the insurance industry, preferably in the field of distribution, shall be independent of each of WMI and Company, and shall endeavor to provide a determination of any dispute among the parties within thirty (30) days of being retained, but in each case, as quickly as possible. The parties shall jointly appoint the Insurance Arbitrator and the identity of the Insurance Arbitrator shall be satisfactory to each of the parties. The parties shall share equally in the cost and expense of retaining the Insurance Arbitrator. If the parties cannot agree upon a person to act as the Insurance Arbitrator within thirty (30) days of the expiry of the fifteen (15)-day negotiation period specified in this Paragraph 6, then the Arbitrator shall be selected by the American Arbitration Association. Any arbitration hereunder shall be conducted in conformance with the rules established by the American Arbitration Association. Any determination made by the Insurance Arbitrator shall be final and binding on each of the parties. For the avoidance of doubt, Company shall at all times including during the pendency of any dispute and until such time as such dispute is resolved be required to continue to procure insurance policies at its sole expense in full force and effect as required in this Agreement and as specified herein.

Schedule E

Non-Exclusive Territories

Argentina	Bulgaria
Australia	Croatia
Brazil	Ecuador
Canada	Estonia
Chile	Ghana
China	India
Colombia	Israel
Czech Republic	Ivory Coast
Eire	Kenya
France	Latvia
Greece	Lithuania
Hong Kong	Mauritius
Hungary	Romania
Indonesia	Saudi Arabia
Italy	Lebanon
Japan	United Arab Emirates
Korea	Slovenia
Malaysia	South Africa
Mexico	Turkey
New Zealand	West Indies
Zimbabwe
Philippines	USA (subject to Exhibit B (PP&S Terms) to the
Poland	US/Canada Manufacturing and PP&S Agreement)
Portugal
Singapore	Export Territories
Spain	All locations in the Territory designated by WMI

Taiwan
Thailand
UK
Venezuela

Schedule F

PP&S Services

A.	WAREHOUSE MANAGEMENT ACTIVITIES

1.	Inbound Logistics Activity

The inbound logistics activity include, but are not limited to, the following services:

•	downloading Units of Products from the vehicles;

•	storing Units of Products in the warehouse Facilities within the deadlines indicated on Schedule A to this Exhibit;

•	checking the quantities of Units of Products entering and their correspondence with the contents of the accompanying documents as well as checking the integrity of parcels;

•	raising any necessary or advisable objections to carriers;

•	notifying WMI of said objections and of any possible loss of or damage to Units of Products within the deadlines indicated on Schedule A to this Exhibit;

•	weighing a ten (10)-unit sample for each new title entering the warehouse Facilities;

•	entering the data in the information system within the deadlines indicated on Schedule A to this Exhibit.

2.	Custody and Storage Activities

The custody and storage activities among others include, but are not limited to, the following services:

•	entering all movements of all Units of Products handling operations performed in the information system;

•	the bookkeeping, by way of the information system, of Units of Products stored and handled;

•	in addition to the existing monthly reporting, transmitting to WMI a summary statement of all the handling operations performed over a week or, at WMI’s request, over one day

•	the safe custody of Units of Products with conditions that are appropriate in relation to their characteristics and nature.

3.	Order Processing Activities

The order processing activities include, but are not limited to, the following services:

•

producing picking lists from customer orders sent by WMI and ensuring the orders are prepared with the modalities and within the deadlines indicated on Schedule A to this Exhibit; Orders to be dealt with according to the dispatch schedule

•	picking Units of Products, parceling them and preparing the parcels to be dispatched;

•	binding the parcels with tape and bands;

•	auto-checking the weight of parcels and scanning;

•	performing a manual check of parcels in the minimum percentage indicated on Schedule A to this Exhibit, supplying, at WMI’s request, evidence of said check;

•	Order confirmation and routing, issuing delivery note/invoice and booking to dispatch pallets;

•	entering in the information system the confirmation that the order has been prepared.

4.	Dispatch Activities

The dispatch activities include, but are not limited to, the following services:

•	preparing, printing and sticking the bar code on the outside of the boxes with the customer’s full name and address and any customer-supplied order reference;

•	uploading Units of Products on the vehicles ready for leaving;

•	preparing and printing a dispatch note for the customer;

•	preparing and printing a dispatch note for the whole shipment;

•	creating files containing the details of the shipment;

•	preparing and printing any other document necessary for the dispatch and joining the same to the parcels to be dispatched;

•	notifying WMI by way of the information system of the dispatch of the parcels.

5.	Returns Processing Activities

The returns processing activities among others include, but are not limited to, the following services:

•

entering the data concerning the returns (including the customer’s code, the Product code and the quantity) in the information system in a separate specific file for the bookkeeping of returns in compliance with the indications provided;

•	asking WMI for the authorization to accept the returns within the deadlines indicated on Schedule A to this Exhibit;

•	organizing and keeping a separate and specific inventory of returns;

•	any other activity relating to the re-insertion of returns into the sales cycle or to the scrapping of the same, as per WMI’s instructions.

6.	New Releases Processing Activities

The new release processing activities include, but are not limited to, ordinary service and the following services:

•	delivering Units of Products to customers within the deadline indicated in the delivery plan of the new releases, to be supplied by WMI at least seven (7) Business Days before the planned delivery;

•	sending samples of the new releases to the persons and in the quantities specified by WMI;

7.	Additional Activities

Additional activities include, but are not limited to, the following services:

•	affixing various stickers (e.g., price, promotional notices, local territory government/authority required notifications) on Units of Products;

•	shrink-wrapping Units of Products for particular orders

•	Blistering

•	Assembling with point of sale components (e.g., pre-packed FSDUs);

8.	Communication Activities

The communication activities include, but are not limited to, the following service:

•

placing appropriate staff of the Company at WMI’s service 5 days a week, or 6 days a week from September through December, from 8 a.m. to 6 p.m., to reply to the requests for information from WMI’s staff, operations, licensees and partners, also in relation to the status of the orders, returns and shipments.

B.	TRANSPORTATION SERVICES

Transportation Activities

The transportation activities include, but are not limited to, the following services:

•	Ensuring sufficient carrier vehicles are booked every day to upload parcels for all volumes, destinations and delivery schedules.

•	handling parcels with the best possible care in accordance with the graphic instructions on the packages;

•	delivering the parcels carriage free at the address reported on the dispatch note under the item “place of destination”;

•	the verification, by a person in charge of materially transporting Units of Products, that the parcels are in good condition and that they are correctly stowed on the vehicle;

•	any and all activity necessary to cause the addressees to affix the date and their legible signature on the dispatch note by way of receipt;

•	any and all activity necessary to cause any objections raised by the addressee upon delivery to be noted in the proper space on the dispatch note

•	notifying WMI immediately of any parcels, pallets or shipments lost or damaged

•	notifying WMI of the failure to deliver Units of Products to the addressee for whatever reason, including the addressee’s refusal to accept Units of Products;

•

delivering Units of Products to the addressee or returning them to the warehouse, depending on the instructions for the release of unsold Units of Products given by WMI within 15 days of receipt from the communication of the presence of any unsold Units of Products

•	replacing Units of Products erroneously delivered at no charge

•	delivering missing Units of Products at no charge

•	performing payment-on-delivery services;

•	delivering bulk shipments F.O.B. to freight forwarders as designated by customer.

C.	SPECIALIST SERVICES

Down2one

WMI Affiliates may order less than box quantities (25 Units per box) of a particular title, down to an individual unit. The orders will be placed in one box, which is then shipped to the local distribution center.

Pre Pack Order

Same service as Down2one but the order is pre-packed by Company in customer addressed boxes for onward shipping from the local distribution centre to the retailer. The completed order is shipped from Company to the local distribution centre from where it is shipped to the retailer.

Indent

A service which again accepts orders of one unit or more but the cost is inclusive of mechanicals and royalties.

D.	PERFORMANCE METRICS

Company shall monitor performance in respect of all elements listed in Schedule A (Service Level Requirements) to this Exhibit, with both quantitative and qualitative data in respect of each. These reports shall be made available on a weekly basis to WMI within 2 Business Days of the end of each week. Company shall also maintain a log of complaints and errors, action taken, timings and nature of permanent corrective action taken.

WMI and Company will hold regular meetings to review distribution performance, ensure cure and discuss improvements. These meetings shall take place at least once every quarter.

Schedule G

Approved Facilities

Max-Planck-Strasse 1-9

Plant 2

52477 Alsdorf, Germany

Les Grange

27608 Gaillon Cedex

Champenard, France

Poligono Industrial Norte

Carretera N- I , Km = 31,400

28750 San Agustin de Guadalix

Madrid, Spain